Exhibit (a)(1)(A)

Offer to Purchase

All Outstanding Shares of Common Stock

of

Pharmasset, Inc.

at

$137 Net Per Share in Cash

by

Royal Merger Sub Inc.

and

Royal Merger Sub II Inc.,

Each, a wholly-owned subsidiary of

Gilead Sciences, Inc.,

and

Gilead Sciences, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 12, 2012 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME ON JANUARY 11, 2012), UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY THE OFFERORS.

Gilead Sciences, Inc., a Delaware corporation, (“Gilead”), Royal Merger Sub Inc., a Delaware corporation and direct wholly-owned subsidiary of Gilead (“Merger Sub”), and Royal Merger Sub II Inc., a Delaware corporation and indirect wholly-owned subsidiary of Gilead (“Merger Sub II” and, together with Gilead and Merger Sub, the “Offerors”), are offering to purchase all outstanding shares of common stock, par value $0.001 (“Shares”), of Pharmasset, Inc., a Delaware corporation (“Pharmasset”), at a price of $137 per Share, net to the seller in cash (less any required withholding taxes and without interest) (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). The Shares will be purchased by Merger Sub or Merger Sub II, at the election of Gilead prior to the date and time at which the Shares are first accepted for payment in the Offer (the purchasing entity being referred to as “Purchaser”). The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 21, 2011 (together with any amendments or supplements thereto, the “Merger Agreement”), among Pharmasset, Gilead and Merger Sub, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Pharmasset, with Pharmasset continuing as the surviving corporation (the “Merger”). At the effective time of the Merger, each Share issued and outstanding immediately prior to such time (other than any (i) Shares owned by Gilead, Purchaser or any of their direct or indirect wholly-owned subsidiaries, (ii) Shares owned by Pharmasset or its subsidiary and (iii) Shares held by Pharmasset stockholders who properly demand appraisal for their Shares under Delaware law) shall be converted into the right to receive an amount in cash equal to the Offer Price.

THE PHARMASSET BOARD UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES INTO THE OFFER.

After careful consideration, Pharmasset’s board of directors (the “Pharmasset Board”) has unanimously: (1) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of Pharmasset and its stockholders; (2) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the Delaware General Corporation Law (the “DGCL”); and (3) recommended that Pharmasset’s stockholders accept the Offer and tender their Shares into the Offer and, if required, adopt the Merger Agreement at a stockholders’ meeting duly called and held for such purpose.

There is no financing condition to the Offer. The Offer is, however, subject to the satisfaction of the Minimum Tender Condition, the HSR Condition (each as defined in the Summary Term Sheet) and the other conditions described in Section 13—“Conditions to the Offer.” A summary of the principal terms of the Offer appears on pages 1 through 8 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares.

December 6, 2011

IMPORTANT

If you desire to tender all or any portion of your Shares to us pursuant to the Offer, you should either (a) if you are a stockholder of record, complete and sign the Letter of Transmittal, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents to BNY Mellon Shareowner Services (the “Depositary”), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or tender your Shares by book-entry transfer by following the procedures described in Section 3—“Procedures for Tendering Shares” of this Offer to Purchase, in each case prior to the expiration time of the Offer, or (b) if you hold your shares through a broker, dealer, commercial bank, trust company or other nominee, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to us pursuant to the Offer.

If you desire to tender your Shares to us pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the expiration time of the Offer, you may tender your Shares to us pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—“Procedures for Tendering Shares” of this Offer to Purchase.

*  *  *

Questions and requests for assistance may be directed to Innisfree M&A Incorporated (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

i

ii

SUMMARY TERM SHEET

The Offerors are making an offer to purchase all outstanding Shares at a price of $137 net per Share to the seller in cash (less any applicable withholding taxes and without interest), as further described herein, upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal. The following are some questions you, as a stockholder of Pharmasset, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the accompanying Letter of Transmittal. To better understand our Offer to you and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the accompanying Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our,” or “us” refer to the Offerors, Purchaser or Gilead, as the context requires.

WHO IS OFFERING TO BUY MY PHARMASSET SHARES?

•

The Offerors are Gilead, Merger Sub and Merger Sub II. All tendered Shares will be purchased by Merger Sub or Merger Sub II, at the election of Gilead prior to the date and time at which Shares are first accepted for payment in the Offer. See Section 9.

•

Gilead is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. Gilead’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. See the Introduction and Section 9.

•

Merger Sub is a recently formed Delaware corporation and a direct wholly-owned subsidiary of Gilead. Merger Sub II is a recently formed Delaware corporation and an indirect wholly-owned subsidiary of Gilead. Each of Merger Sub and Merger Sub II were organized in connection with the Offer and have not carried on any activities other than entering into the Merger Agreement and activities in connection with the Offer. See the Introduction and Section 9.

•

Gilead has agreed pursuant to the Merger Agreement to cause Purchaser to, upon the terms and subject to the conditions in this Offer to Purchase and the accompanying Letter of Transmittal, accept and pay for Shares validly tendered and not withdrawn in the Offer. Gilead has agreed to be jointly and severally liable for any failure of Purchaser to discharge these obligations.

HOW MANY SHARES OF PHARMASSET COMMON STOCK ARE YOU OFFERING TO PURCHASE?

•	We are making an offer to purchase all of the issued and outstanding Shares. See the Introduction and Section 1.

HOW MUCH ARE YOU OFFERING TO PAY FOR MY SHARES OF PHARMASSET COMMON STOCK AND WHAT IS THE FORM OF PAYMENT?

•

We are offering to pay $137 per Share, net to you in cash (less any applicable withholding taxes and without interest), upon the terms and subject to the conditions contained in this Offer to Purchase and in the accompanying Letter of Transmittal.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I TENDER MY SHARES IN YOUR OFFER?

•

If you are the record owner of your Shares and you tender your Shares in the Offer, you will not have to pay any brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the Introduction and Section 1.

WHY ARE THE OFFERORS MAKING THE OFFER?

•	We are making the Offer because we want to acquire Pharmasset. See Sections 1 and 11.

IS THERE AN AGREEMENT GOVERNING THE OFFER?

•

Yes. Pharmasset, Gilead and Merger Sub have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See Section 11.

HAS THE PHARMASSET BOARD APPROVED THE OFFER?

•

Yes. After careful consideration, the Pharmasset Board has unanimously: (1) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of Pharmasset and its stockholders; (2) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the DGCL; and (3) recommended that Pharmasset’s stockholders accept the Offer and tender their Shares into the Offer and, if required, adopt the Merger Agreement at a stockholders’ meeting duly called and held for such purpose. Accordingly, the Pharmasset Board unanimously recommends that you accept the Offer and tender your Shares to Purchaser in the Offer and, if required, vote your Shares in favor of adopting the Merger Agreement. Pharmasset’s full statement on the Offer is set forth in its Schedule 14D-9, which will be filed with the Securities and Exchange Commission (the “Commission”) in connection with the Offer and will be mailed to Pharmasset stockholders with this Offer to Purchase and the Letter of Transmittal. See also the Introduction.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

•	The Offer is conditioned upon, among others, the following conditions:

•

there being validly tendered (not including Shares tendered pursuant to the procedures for guaranteed delivery and not already delivered prior to the expiration time of the Offer) and not properly withdrawn a number of Shares that, together with the Shares beneficially owned by Gilead and Purchaser, constitute at least a majority of the total number of then outstanding Shares on a “fully diluted basis” (which total number is the number of Shares issued and outstanding plus the number of Shares which Pharmasset would be required to issue pursuant to any then outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into Shares or otherwise) (the “Minimum Tender Condition”);

•

the applicable waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, including the rules and regulations promulgated thereunder (“HSR Act”), having expired or been terminated (the “HSR Condition”); and

•	other customary conditions.

•	We may waive any condition, in whole or in part, other than the Minimum Tender Condition, at any time and from time to time, without Pharmasset’s consent.

•	A more detailed discussion of the conditions to consummation of the Offer is contained in the Introduction, Section 1 and Section 13.

IS THE OFFER SUBJECT TO ANY FINANCING CONDITION?

•	No. There is no financing condition to the Offer.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER AND DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENT?

We estimate that we will need up to approximately $11.2 billion to purchase the Shares and to pay related fees and expenses. We do not believe that our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because:

•	cash is the only consideration that we are paying to the holders of the Shares in connection with the Offer;

•	we are offering to purchase all of the outstanding Shares in the Offer;

•	if the Offer is consummated, Purchaser will acquire all remaining Shares for the same cash price in the Merger;

•	Gilead has cash, cash equivalents and marketable securities that, together with the proceeds of the existing debt financing commitments, will be sufficient to finance the Offer and the Merger.

Receipt of the financing under the debt financing commitments is not a condition to the Offer. See Sections 10, 11 and 12.

HOW LONG DO I HAVE TO TENDER MY SHARES?

•

Unless the Offer is earlier terminated, you will have until 12:00 midnight, New York City time, on January 12, 2012 (one minute after 11:59 p.m., New York City time on January 11, 2012) to tender your Shares in the Offer, unless Purchaser extends the Offer, in which event you will have until the expiration time of the Offer as so extended. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure that is described in Section 3 of this Offer to Purchase. See also Section 1.

•

In the event the Merger Agreement is terminated prior to the then scheduled expiration time of the Offer, the Offerors have agreed to promptly (and in any event within 24 hours) irrevocably and unconditionally terminate the Offer.

UNDER WHAT CIRCUMSTANCES CAN OR MUST YOU EXTEND YOUR OFFER?

•

We may, in our sole discretion, if at any then scheduled expiration time of the Offer, any condition to the Offer has not been satisfied or waived, extend the period of time during which the Offer remains open on one or more occasions in increments of no more than ten business days until the termination of the Merger Agreement. See Section 1.

•

If, at any then scheduled expiration time of the Offer, any condition to the Offer has not been satisfied or waived, we must extend the period of time during which the Offer remains open at the request of Pharmasset for one or more consecutive periods of not more than ten business days, until the earlier of the termination of the Merger Agreement and June 30, 2012.

•	We will extend the period of time during which the Offer remains open for any period required by the Commission. See Section 1.

•

We may be required, if requested by Pharmasset, to provide a subsequent offering period of not less than ten business days if we do not directly or indirectly own more than 90% of the outstanding Shares after the date and time at which Shares are first accepted for payment in the Offer. Even if not requested by Pharmasset, we may choose to provide a subsequent offering period in accordance with

Rule 14d-11 under the Exchange Act. A subsequent offering period, if we include one, will be an additional period after we have accepted for payment and made payment for Shares in the Offer. See Sections 1 and 2.

WHAT IS THE DIFFERENCE BETWEEN A SUBSEQUENT OFFERING PERIOD AND AN EXTENSION OF THE OFFER?

•

A subsequent offering period is not an extension of the Offer. A subsequent offering period, if there is one, would occur after we have accepted, and become obligated to pay for, all Shares that were properly tendered and not withdrawn by the time the initial offering period (including any extensions) expires. If we elect to provide a subsequent offering period, a public announcement of such election will be made no later than 9:00 a.m., New York City time, on the next business day following the expiration time of the Offer. We will promptly purchase and pay for any Shares tendered during the subsequent offering period at the same price paid in the Offer. See Section 4.

HOW WILL I BE NOTIFIED IF YOU EXTEND YOUR OFFER?

•

If the Offerors extend the Offer, we will inform BNY Mellon Shareowner Services, the Depositary for the Offer, of that fact and we will issue a press release giving the new expiration time of the Offer no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was previously scheduled to expire. See Section 1.

•

If the Offerors elect to provide or extend any subsequent offering period, a public announcement of this determination will be made no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer expired or the date of termination of any subsequent offering period. See Section 1.

HOW DO I TENDER MY SHARES IN YOUR OFFER?

•

To tender Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to BNY Mellon Shareowner Services, the Depositary for the Offer, prior to the expiration time of the Offer. The Letter of Transmittal is enclosed with this Offer to Purchase. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within three NASDAQ Global Select Market trading days after the date of execution of the Notice of Guaranteed Delivery. See Section 3.

•

In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for the Shares (or of a confirmation of a book-entry transfer of the Shares as described in Section 3) and a properly completed and duly executed Letter of Transmittal and any other required documents for the Shares. See also Section 2.

CAN I WITHDRAW SHARES I PREVIOUSLY TENDERED IN YOUR OFFER? UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

•

You may withdraw previously tendered Shares any time prior to the expiration of the Offer. Further, if we have not accepted your Shares for payment by February 4, 2012, you may withdraw them at any time prior to our acceptance for payment after that date. Once we accept your Shares for payment upon the expiration of the Offer, you will no longer be able to withdraw them. Shares tendered during a subsequent offering period, if any, may not be withdrawn. See Section 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

•

To withdraw previously tendered Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. In the event we provide a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during such subsequent offering period or to Shares tendered in the Offer and accepted for payment. See Section 4.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

•

If we consummate the Offer, we will expect to merge Purchaser with and into Pharmasset as promptly as practicable. If the Merger occurs, Pharmasset will continue as the surviving corporation and become a wholly-owned subsidiary of Gilead, and each issued and then outstanding Share (other than any (1) Shares owned by Gilead, Purchaser or any of their direct or indirect wholly-owned subsidiaries, (2) Shares owned by Pharmasset or its subsidiary and (3) Shares held by Pharmasset stockholders who properly demand appraisal for their Shares under Delaware law) will be canceled and converted automatically into the right to receive $137 per Share, net to the seller in cash, less any applicable withholding taxes and without interest. See also the Introduction.

•

If we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure any requisite adoption of the Merger Agreement by Pharmasset stockholders under the DGCL to complete the Merger. In addition, if we own at least 90% of the outstanding Shares, we will not be required to submit the adoption of the Merger Agreement to a vote of Pharmasset stockholders.

•	The Merger will not be consummated unless we accept Shares for payment pursuant to the Offer.

IF A MAJORITY OF SHARES ARE TENDERED AND ARE ACCEPTED FOR PAYMENT, WILL PHARMASSET CONTINUE AS A PUBLIC COMPANY?

•

If the Merger occurs, Pharmasset will no longer be publicly owned. Even if the Merger does not occur, if Purchaser purchases all Shares that have been tendered, there may be so few remaining stockholders and publicly held Shares that the Shares may no longer be eligible to be traded through the NASDAQ Global Select Market or any other securities market, there may not be a public trading market for the Shares, and Pharmasset may cease to make filings with the Commission or otherwise cease to be required to comply with the Commission’s rules relating to publicly held companies. See Section 7.

IF YOU SUCCESSFULLY COMPLETE YOUR OFFER, WHAT WILL HAPPEN TO THE PHARMASSET BOARD?

•

If we accept the Shares for payment pursuant to our Offer, under the Merger Agreement, we will become entitled to designate at least a majority of the members of the Pharmasset Board, subject to the right of Pharmasset to designate at least three existing directors who were members of the Pharmasset Board on the date of the Merger Agreement, who will continue on the Pharmasset Board following the appointment of directors by Gilead and prior to the Merger. In addition, each existing director who is a member of the audit committee of the Pharmasset Board as of the date of the Merger Agreement will remain as a member of the audit committee. Upon the exercise of these rights, Pharmasset must use its reasonable best efforts to elect or appoint Gilead’s designees to the Pharmasset Board in such number as is proportionate to Gilead’s Share ownership, including increasing the size of the Pharmasset Board and/or securing the resignations of incumbent directors. Therefore, if we accept Shares for payment pursuant to the Offer, Gilead will obtain control over the management of Pharmasset shortly thereafter. After the election or appointment of the directors designated by Gilead to the Pharmasset Board and prior to the completion of the Merger, under the terms of the Merger Agreement, the approval of the existing directors will be required to (i) agree to amend, modify or terminate the Merger Agreement or the Offer on behalf of Pharmasset, (ii) exercise or waive any of Pharmasset’s rights or remedies under the Merger Agreement, (iii) extend the time for performance of our obligations under the Merger Agreement or (iv) enforce any of our obligations under the Merger Agreement. See Section 11.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

•

If you decide not to tender your Shares in the Offer and the Merger occurs as described above, you will receive in the Merger the right to receive the same amount of cash per Share as if you had tendered your Shares in the Offer.

•

If you decide not to tender your Shares in the Offer, we purchase Shares that have been tendered and the Merger does not occur, you will remain a stockholder of Pharmasset, but there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded through the NASDAQ Global Select Market or any other securities market, there may not be a public trading market for the Shares, and Pharmasset may cease making filings with the Commission or otherwise cease being required to comply with the Commission’s rules relating to publicly held companies. If we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the proposed Merger to occur.

•

Following the Offer, it is possible that the Shares might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. See Section 7.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

•

On November 18, 2011, the last full trading day prior to the public announcement of the Merger Agreement, the last reported closing price per Share on the NASDAQ Global Select Market during normal trading hours was $72.67 per Share. Therefore, the Offer Price of $137 per share represents a premium of 89% over the closing price of the Shares before announcement of the Merger Agreement.

•

On December 5, 2011, the last full trading day before we commenced the Offer, the last reported closing price per Share reported on the NASDAQ Global Select Market was $128.65 per Share. See Section 6.

IF I ACCEPT THE OFFER, WHEN AND HOW WILL I GET PAID?

•

If the conditions to the Offer as set forth in Section 13 are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $137 in cash without interest (and less any amounts required to be deducted and withheld under any applicable law) promptly following expiration of the Offer. See Sections 1 and 2.

WHAT IS THE TOP-UP OPTION AND WHEN COULD IT BE EXERCISED?

•

Pharmasset has granted Purchaser an irrevocable option (the “Top-Up Option”), exercisable from and after the date and time at which Purchaser first accepts for payment Shares tendered in the Offer, to purchase up to that number of newly issued Shares (the “Top-Up Option Shares”) equal to the lesser of (i) the number of Shares that, when added to the number of Shares owned by Gilead and Purchaser at the time of exercise, constitutes one Share more than the number of Shares necessary for Purchaser to be merged into Pharmasset through a “short-form” merger pursuant to Section 253 of the DGCL (after giving effect to the issuance of the Top-Up Option Shares) and (ii) the aggregate number of Shares that Pharmasset is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued or reserved for issuance) at the time of exercise of the Top-Up Option, in each case, for consideration per Top-Up Option Share equal to the Offer Price. The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting Purchaser to effect such a “short-form” merger pursuant to Section 253 of the DGCL without the need for a meeting of holders of Shares at a time when the approval of the Merger at any meeting of Pharmasset’s stockholders would be assured because of Purchaser’s ownership of a majority of the Shares following completion of the Offer. See Section 11 and Section 15.

HOW WILL MY OUTSTANDING PHARMASSET OPTIONS, PHARMASSET RESTRICTED STOCK AND EQUITY AWARDS BE TREATED IN THE OFFER AND THE MERGER?

•	The Offer is being made for all outstanding Shares, and not for options to purchase Shares (each, a “Pharmasset Option”) or other equity awards.

•

Pharmasset Options may not be tendered into the Offer. If you wish to tender Shares underlying Pharmasset Options, you must first exercise your Pharmasset Options (to the extent exercisable) in accordance with their terms in sufficient time to tender the Shares received into the Offer. Immediately before the date and time at which Purchaser first accepts for payment Shares tendered in the Offer, all outstanding Pharmasset Options will be canceled and will only entitle the holder to receive an amount in cash as soon as practicable following the date and time at which Purchaser first accepts for payment Shares tendered in the Offer equal to (1) the product of (A) the total number of Shares subject to each Pharmasset Option, multiplied by (B) the excess, if any, of the Offer Price over the per-share exercise price under such Pharmasset Option less (2) applicable taxes required to be withheld. All Pharmasset Options will vest immediately prior to the date and time at which Purchaser first accepts for payment Shares tendered in the Offer.

•

Any vesting restrictions applicable to any Shares of restricted stock (“Pharmasset Restricted Stock”) will lapse immediately prior to the date and time at which Purchaser first accepts for payment Shares tendered in the Offer and the holders thereof will be entitled to tender their Shares of restricted stock for purchase in the Offer.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER?

•

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder whose Shares are sold pursuant to the Offer or exchanged for cash pursuant to the Merger will recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the Shares sold or exchanged. Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger. See Section 5.

WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?

•

You will not have appraisal rights in the Offer. However, if the Merger takes place, stockholders who have not tendered their Shares in the Offer and who comply with the applicable legal requirements will have appraisal rights under the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you comply with the applicable legal requirements under the DGCL, you will be entitled to payment for your Shares based on a judicial determination of the fair value of such Shares. This value may be the same, more or less than the price that we are offering to pay you in the Offer.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any available appraisal rights and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

•	You can call Innisfree M&A Incorporated, the Information Agent, toll-free at (877) 750-9501. See the back cover of this Offer to Purchase.

Except as otherwise set forth in this Offer to Purchase, references to “dollars” and “$” shall be to United States dollars.

To All Holders of Shares of

PHARMASSET, INC.

INTRODUCTION

Gilead Sciences, Inc., a Delaware corporation (“Gilead”), Royal Merger Sub Inc., a Delaware corporation and direct wholly-owned subsidiary of Gilead (“Merger Sub”), and Royal Merger Sub II Inc., a Delaware corporation and indirect wholly-owned subsidiary of Gilead (“Merger Sub II” and, together with Gilead and Merger Sub, the “Offerors”), are offering to purchase all outstanding shares of common stock, par value $0.001 (“Shares”), of Pharmasset, Inc., a Delaware corporation (“Pharmasset”), at a price of $137 per Share, net to the seller in cash (less any required withholding taxes and without interest) (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). The Shares will be purchased by Merger Sub or Merger Sub II, at the election of Gilead prior to the date and time at which the Shares are first accepted for payment in the Offer (the purchasing entity being referred to as “Purchaser”). The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 21, 2011 (together with any amendments or supplements thereto, the “Merger Agreement”), among Pharmasset, Gilead and Merger Sub, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Pharmasset, with Pharmasset continuing as the surviving corporation (the corporation, the “Surviving Corporation” and such merger, the “Merger”) and a direct or indirect wholly-owned subsidiary of Gilead. Capitalized terms used, but not defined, herein shall have the respective meanings given to them in the Merger Agreement. Gilead has agreed pursuant to the Merger Agreement to cause Purchaser to, upon the terms and subject to the conditions in this Offer to Purchase and the accompanying Letter of Transmittal, accept and pay for Shares validly tendered and not withdrawn in the Offer. Gilead has agreed to be jointly and severally liable for any failure of Purchaser to discharge its obligations.

If your Shares are registered in your name and you tender directly to the Depositary (as defined below) you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by us. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with your broker or bank as to whether they charge any service fees. We will pay all charges and expenses of BNY Mellon Shareowner Services, the depositary for the Offer (the “Depositary”) and Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”).

The Offer is not subject to any financing condition. The Offer is, however, subject to the satisfaction of the Minimum Tender Condition, the HSR Condition and the other conditions described in Section 13—“Conditions to the Offer.”

The Offer will expire at 12:00 midnight, New York City time, on January 12, 2012 (one minute after 11:59 p.m., New York City time on January 11, 2012), unless the Offer is extended or earlier terminated. See Sections 1, 13 and 15—“Terms of the Offer,” “Conditions to the Offer” and “Certain Legal Matters.”

After careful consideration, the Pharmasset board of directors (the “Pharmasset Board”) has unanimously: (1) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of Pharmasset and its stockholders; (2) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the Delaware General Corporation Law (the “DGCL”); and (3) recommended that Pharmasset’s stockholders accept the Offer and tender their Shares into the Offer and, if required, adopt the Merger Agreement at a stockholders’ meeting duly called and held for such purpose. Accordingly, the Pharmasset Board unanimously recommends that the stockholders of Pharmasset accept the Offer and tender their Shares to Purchaser in the Offer and, if required, vote their Shares in favor of adopting the Merger Agreement.

A more complete description of the Pharmasset Board’s reasons for authorizing and approving the Merger Agreement and recommending that holders of Shares accept the Offer and tender their Shares into the Offer and, if required, vote their Shares in favor of adopting the Merger Agreement, is set forth in Pharmasset’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which will be filed with the Commission in connection with the Offer and will be mailed to Pharmasset stockholders with this Offer to Purchase and the Letter of Transmittal.

The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. At the effective time of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than any (i) Shares owned by Gilead, Purchaser or any of their direct or indirect wholly-owned subsidiaries, (ii) Shares owned by Pharmasset or its subsidiary and (iii) Shares held by Pharmasset stockholders who properly demand appraisal for their Shares under Delaware law) will be canceled and will be converted automatically into the right to receive consideration equal to the Offer Price payable, without interest, to the holder of such Share, upon surrender of the certificate that formerly evidenced such Share or, with respect to uncertificated Shares, upon the receipt by the Depositary of an Agent’s Message (as defined below) relating to such Shares. The Merger Agreement is more fully described in Section 11—“Purpose of the Offer and Plans for Pharmasset; Summary of the Merger Agreement and Certain Other Agreements.”

Consummation of the Merger is conditioned upon, among other things, the adoption of the Merger Agreement by holders of a majority of the outstanding Shares, if required by applicable law. If the Minimum Tender Condition is satisfied and Purchaser accepts Shares for payment pursuant to the Offer, Purchaser will then have sufficient voting power to adopt the Merger Agreement without the vote in favor of the adoption of the Merger Agreement by any other holder of Shares. A vote of holders of Shares to adopt the Merger Agreement would not be required in the event the Merger is consummated pursuant to Section 253 of the DGCL, which provides that, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such subsidiary corporation (a “short-form merger”). Therefore, if Purchaser owns 90% or more of the outstanding Shares, under applicable law, Purchaser and Gilead will be able to complete the Merger without any vote on the adoption of the Merger Agreement by the holders of Shares. The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting Purchaser to effect a short-form merger pursuant to applicable Delaware law at a time when the approval of the Merger at a meeting of Pharmasset’s stockholders would be assured because of Purchaser’s ownership of a majority of the Shares following completion of the Offer.

Upon the terms and subject to the conditions of the Merger Agreement, in the event that Purchaser acquires at least 90% of the then outstanding Shares pursuant to the Offer (including through purchases during any subsequent offering period or through exercise of the Top-Up Option (see Section 11)), the parties have agreed to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as promptly as reasonably practicable after such acquisition, without a meeting of the stockholders of Pharmasset. See Section 15—“Certain Legal Matters.”

Stockholders who have not tendered their Shares and continue to own their Shares at the time of the Merger and fulfill certain other requirements of the DGCL will have appraisal rights in connection with the Merger. Shares issued pursuant to the Top-Up Option will not be considered in any statutory appraisal action. See Section 15—“Certain Legal Matters.”

If we accept the Shares for payment pursuant to our Offer, under the Merger Agreement, we will become entitled to designate at least a majority of the members of the Pharmasset Board, subject to the right of Pharmasset to designate at least three existing directors who were members of the Pharmasset Board on the date of the Merger Agreement, who will continue on the Pharmasset Board following the appointment of directors by

Gilead and prior to the Merger. In addition, each existing director who is a member of the audit committee of the Pharmasset Board as of the date of the Merger Agreement will remain as a member of the audit committee. See Section 11—“Purpose of the Offer and Plans for Pharmasset.”

Pharmasset has informed Purchaser that, as of December 1, 2011, there were 81,589,605 Shares outstanding on a fully-diluted basis. Based upon the foregoing, the Minimum Tender Condition will be satisfied if 40,794,803 Shares are validly tendered and not withdrawn prior to the expiration time of the Offer. The actual number of Shares that are required to be tendered to satisfy the Minimum Tender Condition will depend upon the actual number of then outstanding Shares on a fully-diluted basis at the expiration time of the Offer.

Certain material United States federal income tax consequences to U.S. Holders (as defined below) of the sale of the Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger are described in Section 5—“Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger.”

If, between the date of the Merger Agreement and the date on which any particular Share is accepted for payment pursuant to the Offer, the outstanding Shares are changed into a different number or class of shares by reason of a reclassification, stock split (including a reverse stock split), stock dividend, distribution or division, recapitalization, merger, issuer tender offer or issuer exchange offer or other similar transaction, the Offer Price will be appropriately adjusted.

This Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

Pharmasset has provided Gilead with Pharmasset’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on Pharmasset’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

THE TENDER OFFER

1.	Terms of the Offer

Upon the terms and subject to the prior satisfaction or waiver of the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment, purchase and pay for all Shares validly tendered prior to the expiration time of the Offer, and not properly withdrawn in accordance with the procedures set forth in Section 4—“Withdrawal Rights.”

The Offer is conditioned upon the satisfaction of the Minimum Tender Condition, the HSR Condition and the other conditions described in Section 13—“Conditions to the Offer.” We may terminate the Offer without purchasing any Shares if certain events described in Section 11—“Purpose of the Offer and Plans for Pharmasset; Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Termination” occur.

To the extent permitted by the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and other applicable law, including the HSR Act, we expressly reserve the right to waive any condition and to make any other changes to the terms and conditions of the Offer. However, pursuant to the Merger Agreement, we have agreed that we will not, without the prior written consent of Pharmasset:

(1)	reduce the number of Shares subject to the Offer,

(2)	reduce the Offer Price or change the form of consideration payable in the Offer,

(3)	waive the Minimum Tender Condition,

(4)	add to the conditions set forth in Section 13—“Conditions to the Offer” or amend or modify any conditions in any manner adverse to the holders of the Shares,

(5)	extend the expiration time of the Offer, except as provided in the Merger Agreement, or

(6)	otherwise amend the Offer in any manner adverse to the holders of Shares.

We may, in our sole and absolute discretion, increase the amount of cash constituting the Offer Price without the consent of Pharmasset. If, on or before the expiration time of the Offer, we increase the consideration being paid for Shares accepted for payment in the Offer, this increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not their Shares were tendered before the announcement of the increase in consideration.

We will extend the Offer for any period required by the Commission or the staff thereof. We may also, without the consent of Pharmasset, if at any then scheduled expiration time of the offer, any condition to the Offer has not been satisfied or waived (to the extent permitted under applicable laws), extend the period of time during which the Offer remains open on one or more occasions in increments of no more than ten business days until the termination of the Merger Agreement. If any condition to the Offer has not been satisfied or waived, we must extend the Offer at the request of Pharmasset for one or more consecutive periods of not more than ten business days, until the earlier of the termination of the Merger Agreement and June 30, 2012. In the event the Merger Agreement is terminated prior to the then scheduled expiration time of the Offer, the Offerors have agreed to promptly (and in any event within 24 hours) irrevocably and unconditionally terminate the Offer. See Section 11—“Purpose of the Offer and Plans for Pharmasset; Summary of the Merger Agreement and Certain Other Agreements.”

There can be no assurance that we will be required or permitted under the Merger Agreement to extend the Offer. During any extension of the initial offering period pursuant to the paragraphs above, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4—“Withdrawal Rights.”

Unless the Merger Agreement or the Offer is terminated in accordance with its terms, we may in our sole discretion commence a subsequent offering period (as provided in Rule 14d-11 under the Exchange Act) after the date and time at which the Shares are first accepted for payment in the Offer. We are also required, if requested by Pharmasset, to provide a subsequent offering period of not less than ten business days if we do not directly or indirectly own more than 90% of the outstanding Shares after the date and time at which Shares are first accepted for payment in the Offer. A subsequent offering period, if we include one, will be an additional period after we have accepted for payment and made payment for Shares in the Offer.

If we provide a subsequent offering period, tendering stockholders will not have withdrawal rights. A subsequent offering period is not an extension of the Offer, which already will have been completed. A subsequent offering period, if there is one, would occur after we have accepted, and become obligated to pay for, all Shares that were properly tendered and not withdrawn by the time the initial offering period (including any extensions) expires. If we elect to provide a subsequent offering period, a public announcement of such election will be made no later than 9:00 a.m., New York City time, on the next business day following the expiration time of the Offer. We will promptly purchase and pay for any Shares tendered during the subsequent offering period at the same price paid in the Offer.

If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d), 14d-6(c) and l4e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of ten business days following such change to allow for adequate disclosure to stockholders.

We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the Commission, to not accept for payment any Shares if, at the expiration time of the Offer, any of the conditions to the Offer set forth in Section 13—“Conditions to the Offer” have not been satisfied or upon the occurrence of any of the events set forth in Section 13. Under certain circumstances, Gilead and Merger Sub may terminate the Merger Agreement and the Offer.

We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the Commission, to delay acceptance of Shares and to delay payment for Shares pending receipt of any governmental regulatory approvals specified in Section 15. See Sections 13 and 15—“Conditions to the Offer” and “Certain Legal Matters,” without prejudice to our rights set forth in Section 13—“Conditions to the Offer.” Our reservation of the right to delay the acceptance of, or payment for, Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that we pay the consideration offered or return Shares deposited by or on behalf of tendering stockholders promptly after the termination of the Offer.

Any extension, waiver or amendment of the Offer, or delay in acceptance for payment or payment, or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time of the Offer in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting our obligation under such rule or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release and making any appropriate filing with the Commission.

Pharmasset has agreed to provide us with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Pharmasset’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the expiration time of the Offer, we will accept for payment, purchase and pay for, all Shares validly tendered, and not properly withdrawn, prior to the expiration time of the Offer. In addition, subject to the terms and conditions of the Merger Agreement and the applicable rules of the Commission, we reserve the right to delay acceptance for payment of, or payment for, Shares, pending receipt of any regulatory or governmental approvals specified in Section 15—“Certain Legal Matters.”

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares,” (b) a Letter of Transmittal (or

facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 below) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. See Section 3—“Procedures for Tendering Shares.”

For purposes of the Offer, we will be deemed to have accepted for payment and thereby purchased Shares validly tendered, and not properly withdrawn, prior to the expiration time of the Offer if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from us and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for these unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares,” these Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

3.	Procedures for Tendering Shares

Valid Tender of Shares. Except as set forth below, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration time of the Offer and either (x) certificates representing Shares tendered must be delivered to the Depositary or (y) these Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the expiration time of the Offer, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer the Shares into the Depositary’s account in accordance with DTC’s procedures for the transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the expiration time of the Offer, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including any of the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program or an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile) must accompany each delivery of certificates.

Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available and cannot be delivered to the Depositary prior to the expiration time of the Offer, or who cannot complete the procedure for book-entry transfer prior to the expiration time of the Offer, or who cannot deliver all required documents to the Depositary prior to the expiration time of the Offer, may tender such Shares by satisfying all of the requirements set forth below:

•	such tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the expiration time of the Offer; and

•

the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which the NASDAQ Global Select Market is open for business.

The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY

CONFIRMATION). IF THIS DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Other Requirements. Notwithstanding any provision of the Merger Agreement, we will pay for Shares validly tendered pursuant to the Offer, and not properly withdrawn, prior to the expiration time of the Offer only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) these Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will we pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment.

Binding Agreement. Our acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions to the Offer.

Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints our designees as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of Pharmasset, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole and absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Gilead, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.

Backup Withholding. In order to avoid “backup withholding” at a rate of 28% of U.S. federal income tax on payments of cash pursuant to the Offer, a stockholder that is a “U.S. person” (as defined in the instructions to the IRS Form W-9 provided with the Letter of Transmittal) surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) on an IRS Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a stockholder does not provide such stockholder’s correct TIN or fails to provide the required certifications, the Internal Revenue Service (the “IRS”) may impose a penalty on such stockholder, and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding at a rate of 28%. All stockholders that are U.S. persons surrendering Shares pursuant to the Offer should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign stockholders should complete and sign an appropriate Form W-8 (instead of a Form W-9) in order to avoid backup withholding. The various IRS Forms W-8 may be obtained from the Depositary or at www.irs.gov. See Instruction 9 to the Letter of Transmittal.

4.	Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder may withdraw Shares tendered pursuant to the Offer at any time prior to the expiration time of the Offer as explained below. Further, if Purchaser has not accepted Shares for payment by February 4, 2012, they may be withdrawn at any time prior to our acceptance for payment after that date.

For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—“Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Gilead, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 3—“Procedures for Tendering Shares” at any time prior to the expiration time of the Offer.

If we extend the Offer, delay our acceptance for payment of Shares, or we are unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to our rights under the Offer, the Depositary may nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4 prior to the expiration time of the Offer or as otherwise required by Rule 14e-1(c) under the Exchange Act.

In the event we provide a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during such subsequent offering period or to Shares tendered in the Offer and accepted for payment.

5.	Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger

Introduction

The following is a summary of certain material United States federal income tax consequences of the Offer and the Merger to U.S. Holders (as defined below) whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable treasury regulations and administrative and judicial interpretations thereunder, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service (“IRS”) with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Merger or that any such contrary position would not be sustained by a court.

This summary is limited to U.S. Holders who hold Shares as capital assets (generally, property held for investment purposes). In addition, this summary does not address tax considerations that may be applicable to a U.S. Holder’s particular circumstances or to U.S. Holders that may be subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, S corporations, partnerships and other pass-through entities, trusts, stockholders liable for the alternative minimum tax, traders who elect to apply a mark-to-market method of accounting, U.S. expatriates and tax-exempt organizations), persons that own or have owned more than five percent of any class of shares by vote or by value (whether actually or constructively), dissenting stockholders or U.S. Holders who acquired Shares in connection with stock options, stock purchase or restricted stock plans or in other compensatory transactions, or as part of a straddle, hedge, conversion, constructive sale or other integrated security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those discussed below. This summary does not address holders of restricted stock, holders of options to purchase Pharmasset’s Shares or holders of restricted stock units. In addition, this summary does not address any United States federal estate or gift tax consequences, nor any state, local or non-U.S. tax consequences, of the Offer and the Merger.

For purposes of this summary, a “U.S. Holder” is a Pharmasset stockholder that is, for United States federal income tax purposes, (i) an individual citizen or resident of the United States; (ii) a corporation or an entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, or any state or political subdivision thereof; (iii) an estate, the income of which is subject to United States federal income tax regardless of its source; or (iv) a trust, (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has validly elected to be treated as a U.S. person for United States federal income tax purposes.

If a partnership (or other entity taxed as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Accordingly, partnerships that hold Shares and partners in such partnerships are urged to consult their tax advisors regarding the specific United States federal income tax consequences to them of the Offer and the Merger.

This discussion is for general information only and should not be construed as tax advice. It is a summary and does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences of the Offer and the Merger. We urge you to consult your own tax advisor with respect to the particular U.S. federal, state, and local, or foreign tax consequences of the Offer and the Merger to you.

Effect of the Offer and the Merger

The receipt of cash in exchange for Shares in the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder who receives cash in exchange for Shares in connection with the Offer or the Merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and such U.S. Holder’s adjusted tax basis in the Shares surrendered. Any such gain or loss would be long-term capital gain or loss if the holding period for the Shares exceeded one year. For non-corporate taxpayers, long-term capital gains are generally taxable at a reduced rate. The deductibility of capital losses is subject to certain limitations. Gain or loss must be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer or the Merger.

Information Reporting and Backup Withholding

Payments made to U.S. Holders in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return the IRS Form W-9 included in the Letter of Transmittal, certifying that such holder is a U.S. person, the taxpayer identification number provided is correct and such holder is not subject to backup withholding. Certain holders (including corporations) generally are exempt from backup withholding provided that they appropriately establish an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

6.	Price Range of Shares; Dividends

According to Pharmasset’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011, the Shares are traded on the NASDAQ Global Select Market under the symbol “VRUS.” The following table sets forth, for the calendar quarters indicated, the high and low closing prices per Share on the NASDAQ Global Select Market with respect to the fiscal years ended September 30, 2010 and September 30, 2011 as stated in Pharmasset’s Annual Report on Form 10-K for the year ended September 30, 2011 and from public sources with respect to the subsequent periods noted below. All Share and per Share amounts have been restated for all periods presented to reflect Pharmasset’s August 31, 2011 stock dividend to effect a two-for-one stock split.

	High	Low
October 1 through December 5, 2011	$134.14	$64.95

Fiscal Year Ended September 30, 2011:
October 1 through December 31, 2010	$24.95	$14.40
January 1 through March 31, 2011	39.78	21.64
April 1 through June 30, 2011	67.96	38.59
July 1 through September 30, 2011	85.32	49.90

Fiscal Year Ended September 30, 2010:
October 1 through December 31, 2009	$12.00	$9.17
January 1 through March 31, 2010	14.75	9.50
April 1 through June 30, 2010	16.95	12.97
July 1 through September 30, 2010	15.21	11.78

On November 18, 2011, the last full trading day prior to the public announcement of the Merger Agreement, the last reported closing price per Share on the NASDAQ Global Select Market during normal trading hours was $72.67 per Share. The Offer Price represents (i) an 89% premium to the trading price at which the Shares closed on November 18, 2011, the last trading day before the announcement of the Offer, (ii) premiums of 96.5%,

92.8% and 85.2% over the volume-weighted average trading prices for the Shares for the ten-day, thirty-day and sixty-calendar day periods ending immediately before the date of announcement of the Offer and (iii) a 54.8% premium to the highest trading price, and a 568.6% premium to the lowest trading price, in the last twelve months prior to the date of announcement of the Offer.

On December 5, 2011, the last full trading day prior to the commencement of the Offer, the last reported closing price per Share on the NASDAQ Global Select Market during normal trading hours was $128.65 per Share. Except for Pharmasset’s August 31, 2011 stock dividend to effect a two-for-one stock split, Pharmasset has never paid dividends. In Pharmasset’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011, Pharmasset indicated that it will continue to retain its earnings for use in its business and it did not anticipate paying dividends on Shares in the foreseeable future. Additionally, under the terms of the Merger Agreement, Pharmasset is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Gilead. See Section 14—“Dividends and Distributions.” Stockholders are urged to obtain a current market quotation for the Shares.

7.	Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations

Effect of Merger. Following the completion of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Pharmasset, and Pharmasset will be the Surviving Corporation. The Certificate of Incorporation and the By-Laws of Purchaser will be the Certificate of Incorporation and the By-Laws of the Surviving Corporation until changed or amended. Purchaser’s directors immediately prior to the effective time of the Merger will be the initial directors and officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed.

Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be the same, greater or less than the Offer Price.

NASDAQ Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NASDAQ Global Select Market. According to the published guidelines of The NASDAQ Stock Market, LLC (“NASDAQ”), NASDAQ would consider disqualifying the Shares for listing on the NASDAQ Global Select Market if, among other possible grounds, (a) the total number of holders of record and holders of beneficial interest, taken together, in Shares falls below 400, (b) the bid price for a Share over a 30 consecutive business day period is less than $1, (c)(i) Pharmasset has stockholders’ equity of less than $10 million, the number of publicly held Shares falls below 750,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $5 million or there are fewer than two active and registered market makers in the Shares over a ten consecutive business day period, (ii) the number of publicly held Shares falls below 1,100,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $15 million, there are fewer than four active and registered market makers in the Shares over a ten consecutive business day period, or the market value of Pharmasset’s listed securities is less than $50 million over a ten consecutive business day period, or (iii) the number of publicly held shares falls below 1,100,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $15 million, there are fewer than four active and registered market makers in the Shares over a ten consecutive business day period, or Pharmasset’s total assets and total revenue is less than $50 million each for the most recently completed fiscal year (or in two of the last three fiscal years). Shares held by officers or directors of Pharmasset, or by any beneficial owner of more than 10 percent of the Shares, will not be considered as being publicly held for this purpose. According to Pharmasset, as of December 1, 2011, there were approximately 75,737,695 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are either no longer eligible for the NASDAQ Global Select Market or are delisted from NASDAQ altogether, the market for Shares will be adversely affected.

If NASDAQ were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be the same, greater or less than the Offer Price. Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

Exchange Act Registration. The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by Pharmasset upon application to the Commission if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares.

We intend to seek to cause Pharmasset to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Pharmasset to its stockholders and to the Commission and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to “going private” transactions would no longer be applicable to Pharmasset. Furthermore, the ability of “affiliates” of Pharmasset and persons holding “restricted securities” of Pharmasset to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933 may be impaired or eliminated. If registration of the Shares under the Exchange Act was terminated, the Shares would no longer be eligible for continued inclusion on the Board of Governors’ of the Federal Reserve System (the “Federal Reserve Board’s”) list of “margin securities” or eligible for stock exchange listing.

If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.	Certain Information Concerning Pharmasset

The following description of Pharmasset and its business has been taken from Pharmasset’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011, and is qualified in its entirety by reference to such report.

Pharmasset is a clinical-stage pharmaceutical company focused on discovering, developing and commercializing novel drugs to treat viral infections. Pharmasset’s primary focus is on the development of nucleoside/tide analogs as oral therapeutics for the treatment of chronic hepatitis C virus (“HCV”) infection. Nucleoside/tide analogs are a class of compounds which act as alternative substrates for the viral polymerase, thus inhibiting viral replication. Pharmasset currently has three clinical-stage product candidates advancing in clinical trials in various HCV populations as follows:

o PSI-7977, an unpartnered uracil nucleotide analog polymerase inhibitor that is initiating a pivotal Phase 3 program that currently consists of three interferon-free, 12-week studies in combination with ribavarin in subjects with all HCV genotypes, and seven Phase 2 studies, including studies with shortened duration of interferon and interferon-free regimens, in subjects with all HCV genotypes;

o PSI-938, an unpatterned guanine nucleotide analog polymerase inhibitor that is currently being studied in a Phase 2b interferon-free study evaluating multiple regimens of PSI-938 alone or in combination with PSI-7977 and/or ribavarin in subjects with all HCV genotypes; and

o Mericitabine (or RG7128), a nucleoside analog polymerase inhibitor Pharmasset is developing through a strategic collaboration with F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc. (collectively, “Roche”). Mericitabine is currently in three Phase 2b studies and one interferon-free study. All of the studies involving mericitabine are being conducted by Roche.

Pharmasset’s pipeline currently consists of three nucleoside/tide analog polymerase inhibitors, PSI-7977, PSI-938 and mericitabine (or RG7128), that Pharmasset believes have potential competitive advantages with respect to safety, efficacy across all genotypes, drug resistance, and convenience of dosing as compared to currently approved drugs and other known investigational agents for the treatment of HCV. Pharmasset’s objective is to address the significant unmet medical needs of the HCV population. Pharmasset is developing PSI-7977 and PSI-938 themselves. Pharmasset has a strategic collaboration with Roche for the development of PSI-6130 and its prodrugs, including mericitabine. Under the collaboration, Roche pays all development costs associated with mericitabine and provides Pharmasset with potential income from milestone and royalty payments that can be used to fund the advancement of Pharmasset’s proprietary product candidates.

Pharmasset is a Delaware corporation with corporate headquarters located at 303-A College Road East, Princeton, New Jersey 08540. Pharmasset’s telephone number at such corporate headquarters is (609) 613-4100.

Available Information. Pharmasset is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Pharmasset’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and equity awards granted to them), the principal holders of Pharmasset’s securities, any material interests of such persons in transactions with Pharmasset, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Pharmasset’s stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference room at the Commission’s office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the Commission’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the Commission’s Public Reference Room in Washington, DC can be obtained by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as Pharmasset, who file electronically with the Commission. The address of that site is http://www.sec.gov. Pharmasset also maintains an Internet website at http://www.pharmasset.com. The information contained in, accessible from or connected to Pharmasset’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Pharmasset’s filings with the Commission. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

Sources of Information. Except as otherwise set forth herein, the information concerning Pharmasset contained in this Offer to Purchase has been based upon publicly available documents and records on file with the Commission and other public sources. Although we have no knowledge that any such information contains any misstatements or omissions, none of Gilead, Purchaser or any of their respective affiliates or assigns, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning Pharmasset contained in such documents and records or for any failure by Pharmasset to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9.	Certain Information Concerning Purchaser and Gilead

Gilead is a Delaware corporation with its principal office located at 333 Lakeside Drive, Foster City, California 94404. Gilead’s telephone number at that address is (650) 574-3000. Gilead is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. Gilead’s mission is to advance the care of patients suffering from life-threatening diseases worldwide.

Merger Sub is a Delaware corporation and a direct wholly-owned subsidiary of Gilead. Merger Sub II is a Delaware corporation and an indirect wholly-owned subsidiary of Gilead. Each of Merger Sub and Merger Sub II was organized by Gilead to acquire Pharmasset and has not conducted any other activities since its organization. All outstanding shares of capital stock of Merger Sub and Merger Sub II are owned by Gilead or a wholly-owned subsidiary of Gilead. The principal office of each of Merger Sub and Merger Sub II is located at the same address as Gilead’s principal office listed above, and each of Merger Sub’s and Merger Sub II’s telephone number at that address is the same telephone number as Gilead’s telephone number listed above.

The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Merger Sub, Merger Sub II and Gilead are listed in Schedule A to this Offer to Purchase.

During the last five years, none of Merger Sub, Merger Sub II, Gilead or, to the best knowledge of Merger Sub, Merger Sub II and Gilead, any of the persons listed in Schedule A to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as described in this Offer to Purchase, none of Merger Sub, Merger Sub II, Gilead or, to the knowledge of Merger Sub, Merger Sub II and Gilead, any of the persons listed in Schedule A to this Offer to Purchase, or any associate or majority-owned subsidiary of Gilead, Merger Sub and Merger Sub II or any of the persons listed in Schedule A to this Offer to Purchase, beneficially owns any equity security of Pharmasset, and none of Merger Sub, Merger Sub II, Gilead or, to the knowledge of Merger Sub, Merger Sub II and Gilead, any of the other persons or entities referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of Pharmasset during the past 60 days.

Except as described in the Tender Offer Statement on Schedule TO filed by Gilead with the Commission pursuant to Rule 14d-3 under the Exchange Act, of which this Offer to Purchase forms a part, (i) there have not been any contacts, transactions or negotiations between Merger Sub, Merger Sub II or Gilead, any of their respective subsidiaries or, to the knowledge of Merger Sub, Merger Sub II and Gilead, any of the persons listed in Schedule A to this Offer to Purchase, on the one hand, and Pharmasset or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (ii) none of Merger Sub, Merger Sub II and Gilead or, to the knowledge of Merger Sub, Merger Sub II and Gilead, any of the persons listed on Schedule A to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any person with respect to any securities of Pharmasset.

10.	Background of the Offer; Contacts with Pharmasset

Background of the Offer and the Merger; Past Contacts or Negotiations between Gilead and Pharmasset

The information set forth below regarding Pharmasset was provided by Pharmasset, and none of Gilead, Purchaser or any of its affiliates takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Gilead or its affiliates or representatives did not participate. The following contains a description of contacts between representatives of Gilead and representatives of Pharmasset that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of Pharmasset’s activities relating to these contacts, please refer to Pharmasset’s Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.

Gilead regularly evaluates various strategies to improve its competitive position and enhance value for Gilead stockholders, including opportunities for acquisitions of other companies or their assets.

On June 20, 2011, John C. Martin, Ph.D., the Chairman of the Gilead board of directors and Chief Executive Officer of Gilead and P. Schaefer Price, Pharmasset’s President and Chief Executive Officer and a director of Pharmasset, met near Pharmasset’s headquarters in New Jersey to discuss their respective companies, recent advances in the treatment of HCV and Pharmasset’s product pipeline.

Over the next few weeks, Gilead continued to review Gilead’s HCV portfolio and, based on publicly-available information, Pharmasset’s HCV development portfolio.

On July 6, 2011, Gilead formally engaged Barclays Capital Inc. (“Barclays”) to act as Gilead’s financial advisor with respect to a possible acquisition of Pharmasset.

On July 21, 2011, at a regularly scheduled meeting of the Gilead board of directors, John F. Milligan, Ph.D., the President and Chief Operating Officer of Gilead, and representatives from Barclays and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill”) reviewed with the board a potential acquisition of Pharmasset and financing alternatives to accomplish it. After significant discussion, the Gilead board of directors authorized Gilead management to approach Pharmasset to discuss a possible business combination.

On July 29, 2011, Dr. Martin contacted Mr. Price to inform him that he and Dr. Milligan were planning a trip to the East Coast in early August and would like to schedule a meeting for that time. The parties scheduled a meeting for September 2, 2011.

On August 9, 2011, Gilead formally engaged Merrill to act as an additional financial advisor to Gilead with respect to financing considerations in connection with the possible acquisition of Pharmasset.

On August 12, 2011, at a special meeting of the Gilead board of directors, Dr. Martin provided an update regarding communications between Gilead and Pharmasset. Dr. Milligan provided an update on Gilead’s internal HCV programs and reviewed an analysis of Pharmasset prepared by management and Barclays. After significant discussion, the Gilead board of directors authorized management to submit an acquisition proposal to Pharmasset, with the offer price to be approved by the Transaction Committee of the Gilead board of directors (the “Transaction Committee”), a standing committee of the Gilead board of directors that reviews strategic transactions under consideration by Gilead.

On August 26, 2011, Gilead convened a meeting of the Transaction Committee at which Dr. Milligan reviewed the possible acquisition of Pharmasset. Dr. Milligan reviewed Pharmasset’s developmental product candidates, Pharmasset’s recent stock performance and an updated valuation of Pharmasset that Gilead management had prepared with assistance from Barclays. After significant discussion, the Transaction Committee authorized management to submit a proposal to acquire Pharmasset for $100 per share (adjusted for Pharmasset’s August 31, 2011 stock dividend).

On September 2, 2011, Dr. Martin and Dr. Milligan met Mr. Price in Princeton, New Jersey. At the end of the meeting, in which the participants discussed various strategic and operational aspects of developing and marketing antiviral drugs, Dr. Milligan informed Mr. Price that Gilead was interested in pursuing an acquisition of Pharmasset and, after the meeting, provided Mr. Price with a letter incorporating a proposal (the “September 2 Proposal”) pursuant to which Gilead would acquire all of the outstanding Shares for a purchase price of $100 per Share, which represented a premium of approximately 55.8% to Pharmasset’s closing price on September 2, 2011, 64% to Pharmasset’s average closing price for the previous thirty days and 46% to Pharmasset’s all-time high closing price.

On September 12, 2011, Dr. Milligan called Mr. Price to discuss recent developments in their respective companies’ HCV programs. In addition, they discussed the September 2 Proposal and Mr. Price informed Dr. Milligan that Pharmasset had retained Morgan Stanley & Co. LLC (“Morgan Stanley”) to act as Pharmasset’s financial advisor. Mr. Price further noted that the Pharmasset Board had already met telephonically, that an additional upcoming meeting of the Pharmasset Board had been scheduled, and that he expected to have more definitive feedback concerning the September 2 Proposal on or about September 16, 2011.

On the morning of September 16, 2011, Mr. Price called Dr. Milligan and informed him that while the Pharmasset Board had not determined to seek a sale of Pharmasset, the Pharmasset Board was carefully reviewing and analyzing the September 2 Proposal. On the basis of such review and analysis, Mr. Price stated that the Pharmasset Board had determined that, even if a determination to sell Pharmasset had been made, the Pharmasset Board did not believe that the September 2 Proposal offered sufficient value to Pharmasset’s stockholders. In addition, Mr. Price noted that Pharmasset expected to present important information at the upcoming American Association for the Study of Liver Diseases (the “AASLD”) conference in San Francisco, California on November 4 to November 8, 2011. Mr. Price informed Dr. Milligan that Pharmasset was willing to share this information in advance of the AASLD conference with Gilead if it entered into a confidentiality agreement. Mr. Price suggested an in person meeting in advance of Pharmasset’s next Pharmasset Board meeting scheduled for October 11, 2011.

On the morning of September 20, 2011, Gilead convened a meeting of the Transaction Committee at which Dr. Milligan provided an update of his conversation with Mr. Price from the prior week. Members of Gilead management discussed various factors relating to consideration of Pharmasset’s proposal to provide information. The Transaction Committee authorized Gilead’s management to negotiate and enter into a confidentiality agreement with Pharmasset.

Later that day, Mr. Price sent Dr. Milligan a draft confidentiality agreement. Over the next week, at Pharmasset’s direction, representatives of Pharmasset’s outside legal counsel, Sullivan & Cromwell LLP (“S&C”), discussed revisions to the confidentiality agreement with Gilead’s outside legal counsel, Skadden, Arps, Slate, Meagher and Flom LLP (“Skadden”).

On September 29, 2011, Gilead and Pharmasset executed a confidentiality agreement pursuant to which the parties agreed not to disclose certain information in connection with the evaluation of a transaction between the parties. The confidentiality agreement also contained a standstill provision that prohibited Gilead, for an agreed upon period from the date of the agreement (subject to certain “fall-away” provisions), from offering to acquire or acquiring Pharmasset, and from taking certain other actions, including soliciting proxies, without the prior written consent of Pharmasset.

On October 3, 2011, members of Pharmasset’s senior management and a representative of Morgan Stanley met with members of Gilead’s senior management to discuss Pharmasset’s research and development pipeline, clinical data and development plans and to provide information that was planned to be released at the upcoming AASLD conference and other confidential information relevant to Pharmasset’s intrinsic value. Mr. Price indicated to Dr. Milligan that, if Gilead should choose to put in another bid, he believed the Pharmasset Board would be willing to consider it.

On the morning of October 7, 2011, Gilead convened a special meeting of the Gilead board of directors during which Gilead management provided an update regarding discussions with Pharmasset, an overview of recently approved products in the HCV field and an evaluation of the materials provided by Pharmasset at the October 3, 2011 meeting. Members of Gilead management reviewed a preliminary valuation analysis of Pharmasset with the board of directors and Dr. Milligan then discussed providing Pharmasset with a revised acquisition proposal. The board of directors authorized management to submit a revised acquisition proposal to Pharmasset at a purchase price of $125 per share.

Later in the day on October 7, 2011, Dr. Milligan called Mr. Price and informed him that, based on the information provided in the October 3 meeting and Gilead’s due diligence review to date, Gilead would increase its proposed acquisition price to $125 per Share in cash. Dr. Milligan noted that Gilead believed this was a full and fair price and that it would like to move quickly towards signing an acquisition agreement with Pharmasset. Mr. Price then told Dr. Milligan that Pharmasset believed that the information to be released at the upcoming AASLD conference would be well-received by investors. As a result, he noted that Pharmasset would prefer not to make a determination as to whether to enter into discussions until after the AASLD conference. Mr. Price noted that the Pharmasset Board would be convening a meeting on October 11, 2011, and that he expected to be able to provide Dr. Milligan with additional feedback after that meeting. Subsequent to this phone discussion, Dr. Milligan sent to Mr. Price a letter incorporating a proposal (the “October 7 Proposal”) for Gilead to acquire all of the outstanding common shares of Pharmasset for a purchase price of $125 per Share, which represented a premium of 56% to Pharmasset’s closing price on October 6, 2011, 62% to Pharmasset’s average closing price for the previous thirty days and 52% to Pharmasset’s all-time high closing price.

On October 12, 2011, Mr. Price called Dr. Milligan and advised him that the Pharmasset Board had directed Morgan Stanley to conduct a process to identify certain strategic alternatives in which one or more parties in addition to Gilead could be invited to review confidential information and submit proposals to Pharmasset.

During the week of October 24, 2011, Pharmasset opened an online data site, and Gilead began review of the documents made available. Over the next three weeks, Gilead reviewed information provided and held follow-up calls with employees of Pharmasset and its representatives. On October 24, 2011, a representative of S&C sent Skadden a preliminary draft merger agreement.

On October 24 and 25, 2011, at a regularly scheduled meeting of the Gilead board of directors, Gilead management reviewed for the board, among other items, information regarding Pharmasset and the process for proposing a transaction with Pharmasset.

On November 3, 2011, Gilead was provided by Morgan Stanley with a formal bid process letter that outlined the terms under which proposals to acquire Pharmasset were to be submitted. The letter indicated that all proposals were due no later than November 17, 2011.

On November 13, 2011, at a special meeting of the Gilead board of directors, Gilead management and representatives from Barclays and Skadden met with the board regarding the potential acquisition of Pharmasset. Gilead management provided an update on due diligence, scientific matters, human resources, Gilead’s proposed response to the Pharmasset draft merger agreement and financing matters. Representatives of Barclays addressed financial matters. After discussion, the Gilead board of directors authorized management to submit a revised acquisition proposal to Pharmasset, with the offer price to be approved by the Transaction Committee.

On November 16, 2011, Gilead convened a meeting of the Transaction Committee to determine the offer price for Gilead’s revised acquisition proposal. After significant discussion, the Transaction Committee authorized Gilead management to submit a revised acquisition proposal to acquire Pharmasset for $135 per share. This proposal was submitted, along with Gilead’s comments to the draft merger agreement, draft commitment letters and ancillary documentation related to its proposal, to Morgan Stanley on November 17, 2011.

On the evening of November 18, 2011, representatives of Morgan Stanley and S&C contacted representatives of Barclays and Skadden to identify two significant issues with respect to Gilead’s proposed revised merger agreement and financing commitment letter that would need to be addressed before Pharmasset would consider discussions with Gilead. These issues related to the amount of any termination fee that would be payable by Pharmasset to Gilead in circumstances in which the merger agreement had been terminated but a transaction with a third party had not yet been consummated and the level of conditionality in the financing covenants of the proposed merger agreement. Later that evening, representatives of Skadden and Barclays contacted representatives of Morgan Stanley and S&C and addressed the previously-mentioned issues by agreeing that the maximum termination fee payable prior to the consummation of a third-party transaction would equal Gilead’s expenses up to a cap of $10 million and by modifying certain provisions of the financing covenants. In the early morning of November 19, 2011, S&C provided a revised draft of the merger agreement to Skadden.

On November 19, 2011, the Gilead board of directors met to receive an update on the status of negotiations with Pharmasset and a summary of the issues presented by the revised Merger Agreement distributed by Pharmasset. After the meeting, Dr. Milligan contacted Mr. Price and during the course of this discussion advised Mr. Price that Gilead’s board of directors was concerned about keeping the proposal open into the Thanksgiving week unless significant progress was made on the merger agreement. During the course of the day, representatives of Skadden and Gilead engaged in negotiations with representatives of S&C. The parties continued to negotiate the terms of the merger agreement over the course of November 19 and November 20, 2011.

On the morning of November 20, 2011, Gilead convened a special meeting of its board of directors to provide a further update on the discussions with Pharmasset and a summary of the open issues presented by Pharmasset’s latest draft merger agreement. That afternoon, Dr. Milligan also contacted Mr. Price to discuss open terms and conditions in the draft merger agreement, and Dr. Milligan presented a proposal for Pharmasset’s consideration relating to, among other things, certain termination rights, termination fees, the Pharmasset Board’s right to change its recommendation, the timing of the commencement of the Offer and the length of the offer period. Early in the evening, the Pharmasset Board convened a meeting to consider Gilead’s proposed terms. After the meeting of the Pharmasset Board, representatives of S&C contacted representatives of Skadden and Gilead to make a counterproposal relating to, among other things, a reduction in Gilead’s proposed termination fee of 4% of the transaction’s equity value, certain Pharmasset termination rights, the outside date at which the merger agreement would be terminated, the timing of commencement of the Offer and the length of the offer period. Contemporaneously, Mr. Price contacted Dr. Milligan and indicated that Pharmasset was seeking a price of $137 per Share. Gilead then convened a meeting of the Transaction Committee to discuss the state of negotiations. After significant discussion, the Transaction Committee approved increasing the offer to $137 and decreasing the termination fee to 3% if, among other things, Pharmasset agreed to Gilead’s position with respect to certain of Pharmasset’s termination rights, the outside date at which the merger agreement would be terminated, the timing of the commencement of the Offer and the length of the offer period. Dr. Milligan indicated that the $137 constituted Gilead’s best and final offer. Dr. Milligan conveyed this proposal to Mr. Price. Pharmasset then convened a special meeting of the Pharmasset Board to consider Gilead’s proposal. After the meeting was concluded, Mr. Price called Dr. Milligan to inform him that the Pharmasset Board had approved Pharmasset entering into a definitive merger agreement with Gilead.

Before the opening of trading on the NASDAQ Stock Market on November 21, 2011, Gilead, Merger Sub and Pharmasset executed the Merger Agreement, and, at approximately 7:00 a.m., New York City time, Gilead and Pharmasset issued a joint press release announcing the execution of the Merger Agreement and the forthcoming commencement of a tender offer to acquire all of the outstanding Shares at a price of $137 per Share.

On December 6, 2011, the Offerors commenced the Offer.

11.	Purpose of the Offer and Plans for Pharmasset; Summary of the Merger Agreement and Certain Other Agreements

Purpose of the Offer and Plans for Pharmasset

The purpose of the Offer and the Merger is for Gilead and its affiliates, through Purchaser, to acquire control of, and the entire equity interest in, Pharmasset. Pursuant to the Merger, Gilead will acquire all of the stock of Pharmasset not purchased pursuant to the Offer, the Top-Up Option or otherwise. Stockholders of Pharmasset who sell their Shares in the Offer will cease to have any equity interest in Pharmasset or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders also will no longer have an equity interest in Pharmasset. On the other hand, after selling their Shares in the Offer or the subsequent Merger, stockholders of Pharmasset will not bear the risk of any decrease in the value of Pharmasset stock.

Assuming Purchaser purchases a majority of the outstanding Shares (on a fully diluted basis) pursuant to the Offer, Gilead is entitled and currently intends to exercise its rights under the Merger Agreement to obtain pro rata representation on, and control of, the Pharmasset Board. See “Summary of the Merger Agreement—Organizational Documents, Directors and Officers of the Surviving Corporation” below. At the effective time of the Merger, the Certificate of Incorporation and the By-Laws of Purchaser will be the Certificate of Incorporation and the By-Laws of the Surviving Corporation until changed or amended. The directors of Purchaser will become the directors and officers of the Surviving Corporation until their respective successors are duly elected or appointed. See “Summary of the Merger Agreement—Organizational Documents, Directors and Officers of the Surviving Corporation” below.

Gilead and Purchaser are conducting a detailed review of Pharmasset and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider what changes would be desirable in light of the circumstances that exist upon completion of the Offer. Gilead and Purchaser will continue to evaluate the business and operations of Pharmasset during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, Gilead intends to review such information as part of a comprehensive review of Pharmasset’s business, operations, capitalization and management with a view to optimizing development of Pharmasset’s potential in conjunction with Pharmasset’s or Gilead’s existing businesses. We expect that all aspects of Pharmasset’s business will be fully integrated into Gilead. However, plans may change based on further analysis including changes in Pharmasset’s business, corporate structure, charter, bylaws, capitalization, board of directors and management, although, except as disclosed in this Offer to Purchase, Gilead and Purchaser have no current plans with respect to any of such matters.

Except as disclosed in this Offer to Purchase, neither Gilead nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction involving Pharmasset or any of its subsidiaries, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, or any material changes in Pharmasset’s capitalization, corporate structure or business.

After the Merger, Gilead may cause Purchaser to be transferred to one or more of its affiliates for internal structuring reasons, but no such transfer will affect Gilead’s obligations under the Merger Agreement.

Summary of the Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated herein by reference. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may not have been intended to be statements of fact but, rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Merger Agreement. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by Pharmasset’s stockholders or Gilead’s stockholders. None of Pharmasset’s stockholders or Gilead’s stockholders or any other third parties should rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Gilead, Merger Sub, Pharmasset or any of their respective subsidiaries or affiliates. The Merger Agreement and this summary are not intended to modify or supplement any factual disclosures about Gilead or Pharmasset, and should not be relied upon as disclosure about Gilead or Pharmasset without consideration of the periodic and current reports and statements that Gilead and Pharmasset file with the Commission. Factual disclosures about Gilead and Pharmasset contained in public reports filed with the Commission may supplement, update or modify the factual disclosures contained in the Merger Agreement. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the Commission with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8 under “Available Information.” Capitalized terms used, but not defined, herein shall have the respective meanings given to them in the Merger Agreement.

If, prior to the date and time at which the Shares are first accepted for payment in the Offer, Gilead elects for Merger Sub II to purchase the Shares, then Merger Sub will assign all of its rights, interests and obligations under the Merger Agreement to Merger Sub II, and all references in the Merger Agreement to Merger Sub shall be deemed to be to Merger Sub II.

The Offer

The Merger Agreement provides for the commencement of the Offer by Merger Sub. Merger Sub’s obligation to accept for payment and to pay for any Shares that are tendered in the Offer is subject to the satisfaction or waiver, if permitted under the Merger Agreement, of each of the conditions to the Offer that are described in Section 13—“Conditions to the Offer” (each, a “Tender Offer Condition”). Merger Sub expressly reserves the right to, in its sole discretion, waive any Tender Offer Condition or modify the terms of the Offer; provided, however, that without the prior written consent of Pharmasset, Merger Sub will not: (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) waive the Minimum Tender Condition, (iv) add to the Tender Offer Conditions or amend or modify any Tender Offer Condition in any manner adverse to the holders of Shares, (v) extend the expiration time of the Offer beyond the initial expiration time, except as otherwise provided in the Merger Agreement, (vi) change the form of consideration payable in the Offer or (vii) otherwise amend the Offer in any manner adverse to the holders of Shares.

The Offer is initially scheduled to expire at 12:00 midnight, New York City time, on January 12, 2012 (one minute after 11:59 p.m., New York City time on January 11, 2012), 25 business days following the date of the commencement of the Offer. Merger Sub must extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or its staff that is applicable to the Offer. In addition, if, at the time as of which the Offer is scheduled to expire, any Tender Offer Condition has not been satisfied or waived,

Merger Sub may, in its sole discretion, extend the period of time during which the Offer remains open on one or more occasions in increments of no more than ten business days (with the length of such period to be determined by Gilead) until the termination of the Merger Agreement. If, at any then scheduled expiration time of the offer, any Tender Offer Condition has not been satisfied or waived, Merger Sub will extend such expiration time at the request of Pharmasset on one or more occasions, for additional periods of up to ten business days per extension (with the length of such periods to be determined by Gilead), until the earlier of the termination of the Merger Agreement or June 30, 2012. Merger Sub will, if requested by Pharmasset, make available a subsequent offering period of not less than ten business days; however, Merger Sub will not be required to make such subsequent offering available if Gilead and Merger Sub directly or indirectly own more than 90% of the outstanding Shares prior to the announcement of such offering period.

The Merger Agreement further provides that, on the terms of and subject to the conditions to the Offer, Merger Sub will accept for payment all Shares that are validly tendered in the Offer and not withdrawn as soon as practicable after the expiration time of the Offer (as it may be extended or re-extended) pursuant to the Offer. The Merger Agreement further provides that Merger Sub will not terminate or withdraw the Offer without the prior written consent of Pharmasset, other than in connection with the termination of the Merger Agreement. If the Merger Agreement is terminated prior to any scheduled expiration time of the Offer, Merger Sub will promptly irrevocably and unconditionally terminate the Offer.

If, between the date of the Merger Agreement and the date on which any particular Share is accepted for payment pursuant to the Offer, the outstanding Shares are changed into a different number or class of shares by reason of a reclassification, stock split (including a reverse stock split), stock dividend, distribution or division, recapitalization, merger, issuer tender offer or issuer exchange offer or other similar transaction, the Offer Price will be appropriately adjusted.

Appointment of Directors after Acceptance for Payment of Shares Tendered in the Offer

The Merger Agreement provides that, effective upon the date and time at which Merger Sub first accepts Shares for payment and from time to time thereafter (so long as Gilead and Merger Sub beneficially own a majority of the outstanding Shares), Merger Sub will be entitled to elect or designate to the Pharmasset Board the number of directors, rounded up to the next whole number, equal to the product of (1) the total number of directors on the Pharmasset Board (giving effect to the directors elected or designated by Merger Sub) and (2) the percentage of the outstanding Shares (determined on a fully-diluted basis) then beneficially owned by Gilead and Merger Sub and Pharmasset will use reasonable best efforts to (i) to the fullest extent permitted by law and NASDAQ rules, elect or appoint Merger Sub’s designees to the Pharmasset Board, including by increasing the size of the Pharmasset Board and/or securing the resignations of its incumbent directors and (ii) cause the directors so appointed by Merger Sub to constitute the same percentage (rounded up to the nearest whole number) of the members of each committee of the Pharmasset Board as such directors represent on the Pharmasset Board. Notwithstanding such provisions, at all times prior to the effective time of the Merger, at least three members of the Pharmasset Board shall be individuals who were directors of Pharmasset on the date of the Merger Agreement (“Existing Directors”). The Existing Directors who are members of the audit committee of the Pharmasset Board immediately prior to the date of the Merger Agreement will remain as members of the audit committee.

The Merger Agreement provides that prior to the effective time of the Merger when Merger Sub’s designees constitute a majority of the Pharmasset Board, the approval of the Existing Directors will be required to: (i) agree to amend, modify or terminate the Merger Agreement or amend or modify the terms and conditions of the Offer or the Merger on behalf of Pharmasset, (ii) exercise or waive any of Pharmasset’s rights or remedies under the Merger Agreement, (iii) extend the time for the performance of any of the obligations of Gilead or Merger Sub under the Merger Agreement or (iv) enforce any obligation of Gilead or Merger Sub under the Merger Agreement. The Existing Directors will have the authority to institute any action on behalf of Pharmasset to enforce Gilead’s and Merger Sub’s performance of the Merger Agreement after the date and time at which Purchaser first accepts Shares for payment until the effective time of the Merger.

Top-Up Option

Pharmasset has granted Merger Sub an irrevocable option (the “Top-Up Option”) to purchase a number of newly issued Shares (the “Top-Up Option Shares”) equal to the lesser of (i) the number of Shares that, when added to the number of Shares owned by Gilead and Merger Sub at the time of exercise, constitutes one Share more than the number of Shares necessary for Merger Sub to be merged into Pharmasset pursuant to Section 253 of the DGCL (after giving effect to the issuance of the Top-Up Option Shares) and (ii) the aggregate number of Shares that Pharmasset is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued or reserved for issuance) at the time of exercise of the Top-Up Option, in each case, for consideration per Top-Up Option Share equal to the Offer Price.

The Top-Up Option may be exercised by Merger Sub, in whole or in part, at any time at or after the date and time at which Merger Sub first accepts Shares for payment in the Offer, but the Top-Up Option will only be exercisable if the Minimum Tender Condition has been satisfied. The aggregate purchase price for the Shares being purchased pursuant to the Top-Up Option may be paid by Merger Sub, at its election, either entirely in cash or by delivery of cash equal to the aggregate par value of the Shares being purchased plus a promissory note for the balance due. Any such promissory note will bear interest at the rate of 3% per annum, will mature on the first anniversary of the date of execution thereof and may be prepaid without penalty.

The Merger

The Merger Agreement provides that, following the satisfaction or waiver of the conditions to the Merger described below under the caption “Conditions to the Merger,” Merger Sub will be merged with and into Pharmasset in accordance with the applicable provisions of the DGCL, and Pharmasset will continue as the Surviving Corporation.

Organizational Documents, Directors and Officers of the Surviving Corporation

The Merger Agreement provides that at the effective time of the Merger, the Certificate of Incorporation of Merger Sub and the By-Laws of Merger Sub shall be the Certificate of Incorporation and the By-Laws of the Surviving Corporation until thereafter changed or amended in accordance with applicable law. Merger Sub’s directors and officers immediately prior to the effective time of the Merger will be the initial directors and officers of the Surviving Corporation until their successors have been elected or appointed.

Conversion of Shares

Each Share issued and outstanding immediately prior to the effective time of the Merger (other than any (i) Shares owned by Gilead, Merger Sub, or any of their direct or indirect wholly-owned subsidiaries (ii) Shares owned by Pharmasset or its subsidiary and (iii) Shares held by Pharmasset stockholders who properly demand appraisal for their Shares under Delaware law) will be canceled and converted into the right to receive the price per Share paid in the Offer in cash, without interest thereon.

At the effective time of the Merger, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding shall be converted into one share of common stock, par value $0.001, of the Surviving Corporation.

Appraisal Rights

Any Share that, as of the effective time of the Merger, is held by a holder who is entitled to, and who has properly preserved, appraisal rights under Section 262 of the DGCL with respect to such Share will not be converted into or represent the right to receive the Offer Price and the holder of such Share will be entitled only to such rights as may be granted to such holder pursuant to Section 262 of the DGCL with respect to such Share.

If, after the effective time of the Merger, any holder fails to perfect, or otherwise loses its rights to appraisal under Section 262 of the DGCL, such Shares will be converted into and represent the right to receive (upon the surrender of the stock certificate representing such Shares) the Offer Price. The foregoing summary of Section 262 of the DGCL does not purport to be complete and is qualified in its entirety by reference to Section 262 of the DGCL. Failure to follow the steps that Section 262 of the DGCL requires for perfecting appraisal rights may result in the loss of those rights.

Treatment of Stock Plans

The Merger Agreement provides that immediately prior to the date and time at which Merger Sub first accepts Shares for payment in the Offer, each outstanding Pharmasset Option awarded under each of the 1998 Stock Plan and the 2007 Equity Incentive Plan (the “Stock Plans”) will fully vest and be canceled. In exchange for each such canceled Pharmasset Option, the holder will be entitled to a cash distribution in an amount equal to (i) the product of (A) the total number of Shares subject to such Pharmasset Option immediately prior to the date and time at which Merger Sub first accepts Shares for payment in the Offer multiplied by (B) the excess, if any, of the Offer Price over the exercise price per Share under such Pharmasset Option less (ii) applicable taxes required to be withheld.

The Merger Agreement provides that immediately prior to the date and time at which Merger Sub first accepts Shares for payment in the Offer, any vesting conditions or restrictions applicable to any Pharmasset Restricted Stock granted pursuant to the Stock Plans will lapse, and the holders will be entitled to tender such Pharmasset Restricted Stock for purchase in the Offer.

Representations and Warranties

Representations and Warranties of Pharmasset. Pharmasset made customary representations and warranties to Merger Sub and Gilead in the Merger Agreement with respect to, among other matters:

•	its due organization,

•	good standing and qualification,

•	capital structure,

•	corporate authority,

•	approval of the transactions contemplated by the Merger Agreement,

•	governmental filings,

•	compliance with laws and regulations,

•	filings with the Commission and financial statements,

•	the absence of a “Company Material Adverse Effect” since September 30, 2011,

•	legal proceedings,

•	employee benefits and labor matters,

•	material contracts,

•	environmental matters,

•	tax matters,

•	intellectual property,

•	brokers, and

•	the absence of a Key Product Event since the date of the Merger Agreement.

•

A “Key Product Event” is any serious adverse event that (i) is determined by an independent safety review committee overseeing the safety of the relevant clinical study to be directly related to PSI-7977 (not predominantly related to any compound with which PSI-7977 is coadministered) and to have: (a) resulted in death; (b) been life-threatening; (c) required inpatient hospitalization or prolongation of existing hospitalization; (d) resulted in persistent or significant disability or incapacity; (e) resulted in a congenital anomaly or birth defect; or (f) required significant intervention to prevent permanent impairment or damage and (ii) (x) results in the FDA’s placing a clinical hold on the development program of PSI-7977 or (y) is likely to result in a significant delay in the development timeline of PSI-7977 as of the date of the Merger Agreement.

Some of the representations and warranties in the Merger Agreement made by Pharmasset are qualified by “materiality” or “Company Material Adverse Effect”. For purposes of the Merger Agreement, “Company Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that has a material adverse effect on the business, results of operations, Covered Assets (as defined below), liabilities or financial condition of Pharmasset and its subsidiary, taken as a whole; except to the extent that such material adverse effect results from any of the following:

•	any changes in general United States or global economic conditions;

•	any changes in conditions generally affecting the pharmaceutical or biotechnology industries;

•

any decline in the market price or trading volume of the Shares on NASDAQ (provided that this exception shall not prevent or otherwise affect a determination that any event, change, effect, development, state of fact, condition, circumstance or occurrence causing such decline has resulted in or contributed to a Company Material Adverse Effect);

•	any regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction;

•

any failure, in and of itself, by Pharmasset or its subsidiary to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided that this exception shall not prevent or otherwise affect a determination that any event, change, effect, development, state of fact, condition, circumstance or occurrence causing such failure has resulted in or contributed to a Company Material Adverse Effect);

•

the execution and delivery of the Merger Agreement, the performance by any party thereto of its obligations thereunder, or the public announcement or pendency of the Offer, the Merger or any of the other Transactions, including the impact thereof on the relationships, contractual or otherwise, of Pharmasset with its employees or with any other third party (provided that this exception shall not apply to any representation or warranty relating to conflicts with Pharmasset contracts) to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the Merger Agreement or the performance by Pharmasset of its obligations thereunder;

•	changes or proposed changes in GAAP applicable to Pharmasset or the enforcement or interpretation thereof;

•

any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway as of the date of the Merger Agreement;

•

except for any requirement to operate in the ordinary course of business, any action required to be taken or refrained from being taken pursuant to or in accordance with the Merger Agreement or taken or refrained from being taken at the request of Gilead or Merger Sub; or

•	certain matters previously disclosed to Gilead;

except in the case of the first, second, and eighth bullets above, to the extent that such changes have a materially disproportionate adverse effect on Pharmasset and its subsidiary, taken as a whole, relative to the adverse effect that such changes have on other development-stage companies in the pharmaceutical or biotechnology industry (in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect). As used in the Merger Agreement, the term “Covered Assets” means Pharmasset’s assets associated with PSI-7977.

Representations and Warranties of Gilead and Merger Sub. Gilead and Merger Sub made customary representations and warranties to Pharmasset in the Merger Agreement with respect to, among other matters, organization, good standing and qualification, authority, governmental filings, no violations of laws and regulations, legal proceedings, financing, capitalization of Merger Sub, absence of an “interested stockholder” relationship with Pharmasset within the meaning of Section 203 of the DGCL and brokers.

Interim Operations

The Merger Agreement provides that, from the date of the Merger Agreement until the date and time at which Purchaser first accepts Shares for payment, except as required by the Merger Agreement and subject to certain exceptions:

•	Pharmasset and its subsidiary shall ensure that they conduct their businesses in the ordinary course consistent with past practice;

•

Pharmasset and its subsidiary shall use reasonable best efforts to preserve intact their present business organization and maintain the current relationships with any domestic or foreign, governmental, administrative or regulatory agency, commission, body, court or other legislative, executive or judicial governmental entity (“Governmental Entity”) and other persons that have business dealings with Pharmasset and its subsidiary;

•	Pharmasset and its subsidiary shall prepare and file any requisite regulatory filings with any regulatory authority on a timely basis and consistent with their respective past practices; and

•

Pharmasset shall obtain and maintain quantities of each finished Company Pharmaceutical Product and related raw materials and components that Pharmasset reasonably expects to be required for use in the ongoing and anticipated phase 2 and phase 3 clinical trials of each Company Pharmaceutical Product. “Company Pharmaceutical Product” means RG 7128, PSI-7977, PSI-938 and PSI-661.

The Merger Agreement also provides that, except as required by the Merger Agreement and subject to certain exceptions, during the period from the date of the Merger Agreement until the date and time at which Merger Sub first accepts Shares for payment, Pharmasset shall not, and shall not permit its subsidiary to, among other things:

•	amend its certificate of incorporation, bylaws or comparable governing documents;

•	merge or consolidate Pharmasset or its subsidiary with any other person, subject to exceptions;

•	form any subsidiary or acquire assets with a value in excess of $300,000, subject to exceptions;

•

issue, sell, dispose of, grant, transfer or encumber (or authorize any of the foregoing actions) any securities of Pharmasset or its subsidiary, or any options, warrants or other rights of any kind to acquire any such securities, other than (1) issuance or sales of Shares upon exercise of the Pharmasset Options or the vesting of shares of Pharmasset Restricted Stock or (2) as permitted under the Merger Agreement;

•

other than in the ordinary course of business consistent with past practice, create or incur any lien on (i) any assets, other than Company Intellectual Property, of Pharmasset or its subsidiary having a value in excess of $300,000, (ii) any material intellectual property of Pharmasset or its subsidiary, or (iii) material intellectual property licensed to Pharmasset or its subsidiary;

•	make any loans, guarantees or investments in any person (other than Pharmasset or its subsidiary) in excess of $300,000 in the aggregate;

•

(1) declare, make or pay any dividend or other distribution with respect to any of its capital stock (except for dividends paid by the subsidiary to Pharmasset), (2) repurchase, redeem or otherwise reacquire any securities, or subdivide, reclassify, recapitalize, split, combine or exchange any of its securities, or (3) enter into any agreement with respect to the voting of its capital stock;

•	incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become liable or responsible for any other person’s indebtedness for borrowed money, subject to exceptions;

•	except as contemplated in capital budgets furnished to Gilead prior to the date of the Merger Agreement, make any capital expenditures in excess of $300,000 in the aggregate;

•	make any changes with respect to accounting policies or procedures other than as required by changes in GAAP;

•	settle any litigation for an amount in excess of $300,000;

•

other than as reasonably necessary to facilitate the research and/or clinical operations of Pharmasset in a manner consistent with its operating budgets furnished to Gilead prior to the date of the Merger Agreement, enter into any contract that would have been a material contract (within the meaning of the Merger Agreement) had it been entered into prior to the Merger Agreement or amend or terminate any such material contract;

•

other than pursuant to contracts in effect prior to the date of the Merger Agreement, transfer, sell, lease, license, abandon or allow to lapse or expire or otherwise dispose of any material assets, licenses, operations, rights or businesses of Pharmasset or its subsidiary, except for (1) sales, transfers or dispositions of obsolete or worthless assets or (2) sales, transfers, leases, licenses or other dispositions of assets with a fair market value not in excess of $300,000 in the aggregate;

•

assign or grant an exclusive license of any material right in any Pharmasset intellectual property necessary or useful for the manufacture, use, sale, offer for sale or importation of any Company Pharmaceutical Products or that otherwise enables a third party to compete with Pharmasset with respect to the manufacture or sale of any product that competes with any Company Pharmaceutical Product;

•

waive any inbound license in any IP contract (within the meaning of the Merger Agreement) under any patent or other Pharmasset intellectual property material to any Company Pharmaceutical Product and, other than in the ordinary course of business consistent with past practice, (1) amend any inbound license in any IP contract under any patent or other Pharmasset intellectual property material to any Company Pharmaceutical Product or (2) enter into any contract that would constitute an IP contract if entered into prior to the date of the Merger Agreement;

•

except as contemplated in operating budgets furnished to Gilead prior to the date of the Merger Agreement, commence (other than planning) or alter any new Phase I, Phase II, Phase III or Phase IV human clinical trial (including initiation of a new institutional review board) involving any Company Pharmaceutical Product;

•

except as required by applicable law or otherwise required pursuant to existing contracts or benefit plans in effect as of the date of the Merger Agreement and made available to Gilead, (1) increase the salaries or wages of any employee, except in the ordinary course of business consistent with past practice, (2) promote any employee except in order to fill a position vacated after the date of the Merger Agreement, (3) pay any bonus to any employee other than certain pro rata employee bonuses with respect to Pharmasset’s 2012 fiscal year, as set forth in the Merger Agreement, (4) enter into or establish any new employment agreement or change in control severance agreement with any employee, other than with any new employee hired to replace an employee who is party to any such agreement, (5) make any severance payments to any employee in excess of what they are contractually entitled to, (6) make any new equity awards to any employee or accelerate the vesting under any equity compensation plan (except for vesting accelerated pursuant to the Merger Agreement), (7) other than in accordance with the Merger Agreement, establish, adopt, terminate or materially amend any benefit plan; (8) hire any employee at the level of Vice President or above, (9) hire any employee in a sales, general or administrative capacity with an annual base salary in excess of $150,000, or (10) hire any employee (other than an employee described in clause “(9)” above) with an annual base salary in excess of $250,000;

•

except as required by applicable law, make, change or rescind any material tax election, file any amended material tax return, settle or compromise any material tax liability, agree to an extension or waiver of the statute of limitations with respect to material taxes, enter into any closing agreement with respect to a material tax, surrender any right to claim a material tax refund, or change any material method of tax accounting;

•	enter into or consummate any tax planning or restructuring transaction which involves any transfer, assignment or other disposition of any Pharmasset intellectual property;

•

(1) waive or amend (except in the course of diligently prosecuting the Pharmasset intellectual property) Pharmasset’s rights in or to any Pharmasset intellectual property owned by Pharmasset or its subsidiary that is registered or the subject of an application for registration, (2) fail to diligently prosecute or maintain any material Pharmasset intellectual property owned by Pharmasset or its subsidiary that is registered or the subject of an application for registration, in each case in the name of Pharmasset or its subsidiary or (3) fail to make any required payments in accordance with the terms of any IP contract pursuant to which Pharmasset licenses any material intellectual property;

•	qualify any new site for manufacturing of any Company Pharmaceutical Product; or

•	enter into any contract to do any of the foregoing.

Furthermore, the Merger Agreement provides that Pharmasset is required to (i) consult with Gilead in connection with any proposed meeting with the FDA relating to any Company Pharmaceutical Product, (ii) promptly inform Gilead of, and provide Gilead with a reasonable opportunity to review, any material filing proposed to be made by or on behalf of Pharmasset or its subsidiary, and any material correspondence or other material communication proposed to be submitted or otherwise transmitted to the FDA by or on behalf of Pharmasset or its subsidiary, in each case relating to any Company Pharmaceutical Product, (iii) keep Gilead promptly informed of any communication with or from the FDA and any material communications received from any person relating to the Pharmasset intellectual property and (iv) promptly inform Gilead and provide Gilead or Merger Sub with a reasonable opportunity (but not more than three business days) to comment, in each case, prior to making any material change to any study protocol, adding any new trial or making any material change to any manufacturing, development or marketing activity relating to any Company Pharmaceutical Product.

No Solicitation

The Merger Agreement required that Pharmasset immediately cease and cause to be terminated any existing discussions or negotiations between Pharmasset and any person with respect to any proposal, offer, inquiry or indication of interest (other than a proposal, offer, inquiry or indication of interest made by Gilead, Merger Sub or any of their respective subsidiaries) with respect to:

•

a merger, joint venture, partnership, consolidation, liquidation, tender or exchange offer, recapitalization, business combination or similar transaction involving Pharmasset, or any acquisition by any person, which if consummated would result in any person becoming the beneficial owner of 15% or more of the total voting power of the equity securities of Pharmasset, or 15% or more of the total assets of Pharmasset; or

•

any license (whether exclusive or non-exclusive) pertaining to commercialization rights for PSI-7977, except research or development collaborations described in any material contract in effect on the date of the Merger Agreement.

Any such proposal, offer, inquiry or indication of interest (other than a proposal, offer, inquiry or indication of interest made or submitted by Gilead, Merger Sub or any of their respective subsidiaries) is referred to as an “Acquisition Proposal.” The Merger Agreement further provides that Pharmasset and its subsidiary shall not, and shall instruct and use their respective reasonable best efforts to cause their respective employees or representatives not to:

•	initiate, solicit or knowingly encourage the making of any Acquisition Proposal; or

•

engage in any discussions or negotiations regarding, or provide any non-public information to any person in connection with, any Acquisition Proposal, except to notify the person of the existence of the non-solicitation provisions in the Merger Agreement.

Despite the restrictions described above, prior to the date and time at which Merger Sub first accepts Shares for payment in the Offer, Pharmasset may (A) provide non-public information in response to a person who has made an unsolicited written Acquisition Proposal; and/or (B) engage in any discussions or negotiations with any person who has made such an Acquisition Proposal, if prior to taking any action described in clause (A) or (B), (x) Pharmasset receives from such person an executed confidentiality agreement containing nondisclosure provisions that are substantially similar to those contained in the Confidentiality Agreement, dated September 29, 2011, between Gilead and Pharmasset (the “Confidentiality Agreement”), (y) the Pharmasset Board determines in good faith after consultation with its outside legal counsel and its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or could reasonably be expected to result in a Superior Proposal, and (z) the Pharmasset Board determines in good faith after consultation with its outside legal counsel that the failure to take such action would be inconsistent with the Pharmasset Board’s fiduciary obligations to Pharmasset’s stockholders. For purposes of the Merger Agreement, “Superior Proposal” means an unsolicited, bona fide written offer constituting an Acquisition Proposal that, if consummated, would result in any person becoming the beneficial owner of:

•	a majority of the assets of Pharmasset and its subsidiary, taken as a whole; or

•

a majority of the outstanding total voting power of the equity securities of Pharmasset, which the Pharmasset Board determines in good faith, after consultation with its outside legal counsel and financial advisors, would result in a transaction (1) more favorable to Pharmasset’s stockholders from a financial point of view than the transactions contemplated in the Merger Agreement, taking into account the terms and conditions of such offer and (2) reasonably capable of being completed, taking into account all the material financial, legal and regulatory aspects of such offer;

provided, however that any such offer shall not be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer is not committed or, in the good faith judgment of the Pharmasset Board, after consultation with its financial advisors, is not reasonably capable of being obtained by the person making such offer.

The Merger Agreement also provides that, upon receiving an Acquisition Proposal, Pharmasset shall promptly (and in no event later than 24 hours after receipt) notify Gilead of such Acquisition Proposal (including the identity of the person making such Acquisition Proposal and the material terms and conditions thereof) and thereafter keep Gilead reasonably informed on a current basis of any material change to the terms of such Acquisition Proposal.

Recommendation of the Pharmasset Board

The Pharmasset Board has recommended that the stockholders of Pharmasset accept the Offer and tender their Shares pursuant to the Offer and, if required, vote their Shares in favor of adopting the Merger Agreement (the “Pharmasset Recommendation”). The Merger Agreement provides that, except as provided below, the Pharmasset Board may not (i) withhold, fail to include in the Schedule 14D-9, withdraw, qualify or modify the Pharmasset Recommendation in a manner adverse to Gilead or Merger Sub, (ii) approve, recommend or declare advisable any Acquisition Proposal (any such action described in clause (i) and (ii), a “Change of Recommendation”) or (iii) cause Pharmasset to enter into any contract concerning an Acquisition Proposal (other than a confidentiality agreement entered into in compliance with the non-solicitation provisions of the Merger Agreement) (an “Alternative Acquisition Agreement”).

The Merger Agreement further provides that notwithstanding the foregoing, at any time prior to the date and time at which Merger Sub first accepts Shares for payment in the Offer, the Pharmasset Board may make a Change of Recommendation in response to an Acquisition Proposal and/or cause Pharmasset to enter into an Alternative Acquisition Agreement concerning such Acquisition Proposal only if:

•	such Acquisition Proposal did not result from a material breach of the non-solicitation provisions of the Merger Agreement;

•

the Pharmasset Board determines in good faith, after consultation with its outside legal counsel and its financial advisors, that (1) such Acquisition Proposal would, if the Merger Agreement or the Offer were not amended or an alternative transaction with Gilead were not entered into, constitute a Superior Proposal and (2) in light of such Acquisition Proposal, a failure to make a Change of Recommendation and/or enter into such Alternative Acquisition Agreement would be inconsistent with the Pharmasset Board’s fiduciary obligations to the Pharmasset stockholders;

•

Pharmasset delivers a written notice (the “Superior Proposal Notice”) stating that the Pharmasset Board intends to take such action and (in the event the Pharmasset Board contemplates causing Pharmasset to enter into an Alternative Acquisition Agreement) including a copy of the Alternative Acquisition Agreement;

•

for three business days after receipt of the Superior Proposal Notice by Gilead, Pharmasset has made its representatives reasonably available to negotiate with Gilead regarding a possible amendment of the Merger Agreement and Offer or a possible alternative transaction so that such Acquisition Proposal ceases to be a Superior Proposal;

•

after expiration of the negotiation period, the Pharmasset Board shall have determined in good faith, after consultation with its outside legal counsel and its financial advisors, and after taking into account any amendments to the Merger Agreement and the Offer that Gilead and Merger Sub have irrevocably agreed in writing to make, that (1) such Acquisition Proposal constitutes a Superior Proposal and (2) the failure to make a Change of Recommendation and/or enter into such Alternative Acquisition Agreement would be inconsistent with the Pharmasset Board’s fiduciary obligations to Pharmasset’s stockholders; and

•	if Pharmasset enters into an Alternative Acquisition Agreement concerning such Superior Proposal, Pharmasset terminates the Merger Agreement.

In the event of any amendment to the financial or other material terms of any such Acquisition Proposal, Pharmasset must deliver to Gilead a new Superior Proposal Notice (including a copy of the new Alternative Acquisition Agreement relating to such amended Acquisition Proposal, if any) and the negotiation period described in the fourth bullet above shall be extended by an additional two business days from the date of Gilead’s receipt of such Superior Proposal Notice.

In addition, the Merger Agreement provides that notwithstanding anything to the contrary in the Merger Agreement, the Pharmasset Board may also make a Change of Recommendation not related to an Acquisition Proposal at any time prior to the date and time at which Merger Sub first accepts Shares for payment in the Offer if: (i) an event, fact or circumstance that was not known to the Pharmasset Board as of the date of the Merger Agreement becomes known to the Pharmasset Board (an “Intervening Event”); (ii) the Pharmasset Board reasonably determines in good faith, after consultation with its outside legal counsel, that, in light of such Intervening Event, a failure to effect a Change of Recommendation would be inconsistent with its fiduciary obligations to Pharmasset’s stockholders; (iii) such Change of Recommendation is not effected prior to the third business day after Gilead receives written notice from Pharmasset confirming that the Pharmasset Board intends to effect such Change of Recommendation; (iv) during such three business day period, if requested by Gilead, Pharmasset engages in good faith negotiations with Gilead to amend the Merger Agreement or the Offer or enter into an alternative transaction; and (v) at the end of such three business day period, the Pharmasset Board reasonably determines in good faith, after consultation with its outside legal counsel and after taking into account any amendments to the Merger Agreement and the Offer that Gilead and Merger Sub have irrevocably agreed in writing to make, that, in light of such Intervening Event, a failure to effect a Change of Recommendation would be inconsistent with the Pharmasset Board’s fiduciary obligations to Pharmasset’s stockholders.

Pharmasset Stockholders’ Meeting

The Merger Agreement provides that as promptly as practicable following the date and time at which Merger Sub first accepts Shares for payment in the Offer, if the adoption of the Merger Agreement by Pharmasset’s stockholders is required by applicable law in order to consummate the Merger, Pharmasset will take all action necessary to convene a meeting of the holders of Shares to vote on the adoption of the Merger Agreement (the “Stockholders Meeting”).

Pursuant to the Merger Agreement, if adoption of the Merger Agreement is not required by applicable law in order to consummate the Merger, Gilead, Merger Sub and Pharmasset will take all actions necessary and appropriate to cause the Merger to become effective as soon as practicable after the date and time at which Merger Sub first accepts Shares for payment in accordance with Section 253 of the DGCL without convening a Stockholders Meeting.

Efforts, Filings, Other Actions, Notification and Antitrust Matters

The Merger Agreement provides that each party will use its reasonable best efforts to take or cause to be taken all actions reasonably necessary to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable, including the obtaining of all necessary actions, waivers, consents and approvals from Governmental Entities and third parties and the making of all necessary registrations, notices, reports or other filings. Each of the parties has agreed to, to the extent applicable, and as promptly as practicable, file a Notification and Report Form pursuant to the HSR Act and all other necessary filings, forms, declarations, notifications, registrations and notices with other Governmental Entities under any applicable antitrust or competition laws relating to the transactions contemplated by the Merger Agreement. To the extent reasonably practicable, each party will consult with the other on and consider in good faith the views of the other in connection with all information relating to Gilead, Pharmasset or any of their subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Entity.

The Merger Agreement provides that Pharmasset and Gilead agree to keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated by the Merger Agreement, including by promptly furnishing the other with copies of notices or other communications received from any third party and/or any Governmental Entity with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement. Pharmasset must give prompt notice to Gilead of any change, fact or condition that has had or would reasonably be expected to have a Company Material Adverse Effect or Key Product Event, or would reasonably be expected to make the satisfaction of any of the Tender Offer Conditions impossible or unlikely. Gilead must give prompt notice to Pharmasset of any change, fact or condition that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the ability of Gilead and Merger Sub to commence the Offer, or consummate the transactions contemplated by the Merger Agreement, in a timely manner.

Gilead has agreed to use its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay or otherwise prohibit consummation of the transactions contemplated by the Merger Agreement, including the defense through litigation of any claim asserted in any court, agency or other proceeding by any person, including any Governmental Entity, seeking to delay or otherwise prohibit the consummation of such transactions, and to proffer, agree to and effect any sale, lease, license or disposal of, or holding separate pending such disposition of, any assets, rights, product lines, licenses or businesses or other operations or interests therein of Pharmasset, Gilead or any of their respective subsidiaries (and the entry into agreements with, and submission to orders of, the relevant Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition laws) if reasonably necessary to prevent or remove the actual, anticipated or threatened (x) commencement of any proceeding in any forum or (y) issuance of any order, decree, decision, determination or judgment by any Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition laws that would delay or otherwise prohibit consummation of the Offer. Furthermore, Gilead agrees to promptly use its reasonable best efforts to take any and all steps necessary to vacate, modify, eliminate or remove any injunction, decision, order, judgment, determination or decree that would make consummation of the Offer unlawful or that would delay or otherwise prohibit consummation of the Offer or the other transactions contemplated by the Merger Agreement so as to permit such consummation on a schedule as close as possible to that contemplated by the Merger Agreement.

Notwithstanding anything to the contrary in the Merger Agreement, Gilead will not be required to sell, divest, hold separate, license or agree to any other structural or conduct remedy with respect to, any operations, divisions, businesses, product lines, customers, assets or relationships of Gilead or any of its subsidiaries (other than Pharmasset and its subsidiary following the Merger), on one hand, or Pharmasset or its subsidiary, on the other hand, which (i) would materially and adversely affect the business of Gilead and its subsidiaries, taken as a whole, or (ii) would require the sale, divestiture, holding separate or license of PSI-7977, PS1-661 or PS1-938 to any third party or materially impair the benefits expected by Gilead as of the date of the Merger Agreement to be derived by Gilead from the acquisition of PSI-7977, PS1-661 or PS1-938 (any such action, a “Non-Required Remedy”).

Employee Benefits

Pursuant to the Merger Agreement, all employees of Pharmasset or its subsidiary who continue employment with Gilead or its affiliates after the date and time at which Shares are first accepted for payment in the Offer, (“Continuing Employees”) will be entitled to receive, for a period of 18 months commencing at the effective time of the Merger, (i) base salary or wage rate and bonus opportunities (including annual bonus opportunities, but excluding equity-based compensation) that are no less than such opportunities provided by Pharmasset or its subsidiary, immediately prior to the date and time at which Merger Sub first accepts Shares for payment, (ii) pension and welfare benefits that are no less favorable in the aggregate than those provided by Pharmasset or its subsidiary, as applicable, immediately prior to the date and time at which Merger Sub first accepts Shares for payment and (iii) severance benefits that are no less favorable than those previously disclosed to Gilead. Following the effective time of the Merger, Continuing Employees shall be eligible to participate in the equity compensation plans of Gilead on the same terms as similarly situated Gilead employees (including with respect to the grant of any awards (to be made at the discretion of Gilead’s board of directors) under such equity compensation plans and the terms and conditions of such awards). Gilead will have no obligation and Pharmasset will take no action that would have the effect of requiring Gilead or the Surviving Corporation to continue any specific plans or to continue the employment of any specific Person.

Gilead and Merger Sub will cause any Gilead benefit plans in which the Continuing Employees are eligible to participate following the effective time of the Merger to take into account for purposes of eligibility, vesting, level of benefits and benefit accrual, service to Pharmasset or its subsidiary, as if such service were with Gilead (provided that such service need not be recognized to the extent that it would result in any duplication of benefits for the same period of service).

To the extent permitted under applicable law, with respect to any employee benefit plans maintained for the benefit of the Continuing Employees following the effective time of the Merger, Gilead and Merger Sub will, and will cause the Surviving Corporation to (i) waive any eligibility requirements or pre-existing condition limitations or waiting period requirements to the same extent waived under comparable plans of Pharmasset or its subsidiary, and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, to amounts paid by such employees during the calendar year in which the effective time of the Merger occurs under similar plans maintained by Pharmasset or its subsidiary, as applicable.

Immediately prior to the date and time at which Shares are first accepted for payment in the Offer, Pharmasset will pay to each eligible employee a pro rata bonus for the Pharmasset 2012 fiscal year in an amount equal to the product of (x) the employee’s 2012 fiscal year target bonus, multiplied by (y) the ratio of such employee’s actual bonus received for the Pharmasset 2011 fiscal year to the employee’s target bonus for the Pharmasset 2011 fiscal year, multiplied by (z) the quotient of the number of calendar days elapsed between October 1, 2011 and the date and time at which Purchaser first accepts Shares for payment in the Offer, divided by 365 days. In addition, Gilead will, and will cause Surviving Corporation to, honor, fulfill and discharge certain Pharmasset obligations.

Directors’ and Officers’ Indemnification and Insurance

The Merger Agreement provides that prior to the date and time at which Merger Sub first accepts Shares for payment in the Offer, Pharmasset must use its reasonable best efforts to (and if Pharmasset is unable to, Gilead must cause the Surviving Corporation as of the effective time of the Merger to) obtain and fully pay for “tail” insurance policies (providing only for the Side A coverage for Indemnified Parties where the existing policies also include Side B coverage for Pharmasset) with a claims period of at least 6 years from and after the effective time of the Merger from an insurance carrier with the same or better credit rating as Pharmasset’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as Pharmasset’s existing policies existing or occurring at or prior to the date and time at which Merger Sub first accepts Shares for payment; provided, however, that such “tail” insurance policies shall not require the payment of an aggregate premium in excess of 300% of the aggregate annual premium most recently paid by Pharmasset prior to the date hereof to maintain the D&O Insurance. If Pharmasset and the Surviving Corporation shall for any reason fail to obtain such “tail” insurance policies as of the date and time at which Merger Sub first accepts Shares for payment in the Offer, the Surviving Corporation must, and Gilead must cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the date and time at which Merger Sub first accepts Shares for payment the D&O Insurance in place as of the date of the Merger Agreement with benefits and levels of coverage at least as favorable as that provided under Pharmasset’s existing policies as of the date of the Merger Agreement, or the Surviving Corporation must, and Gilead must cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided under Pharmasset’s existing policies; provided, however, that neither Gilead nor the Surviving Corporation will be required to pay an aggregate annual premium for such D&O Insurance or comparable D&O Insurance in excess of 300% of the aggregate annual premium most recently paid by Pharmasset prior to the date hereof to maintain the D&O Insurance.

The Merger Agreement further provides that, from and after the effective time of the Merger, Gilead and the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted under applicable law, each present and former director and officer of Pharmasset or its subsidiary (in each case, when acting in such capacity) determined as of the effective time of the Merger, against any and all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any action, claim, suit, investigation or proceeding by or before any Governmental Entity, arbitrator, mediator or other tribunal arising out of matters existing or occurring at or prior to the effective time of the Merger, whether asserted or claimed prior to, at or after the effective time of the Merger, including the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

Financing

Pursuant to the Merger Agreement, Gilead and Merger Sub have agreed that obtaining financing is not a condition to consummation of the transactions contemplated by the Merger Agreement. The Merger Agreement provides that each of Gilead and Merger Sub will use its reasonable best efforts to take all actions necessary to arrange and obtain the contemplated third party financing for the Offer and the Merger on the terms and subject to the conditions described in the commitment letters dated November 21, 2011 among Gilead and Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC (the “Financing Commitments”), and will not, until after the effective time of the Merger, permit any voluntary or mandatory termination, prepayment or reduction in the aggregate amount of financing or the respective commitments contained in the Financing Commitments, and will not permit any amendment, modification or waiver to be made under the Financing Commitments that would (i) reduce the aggregate amount of the financing or (ii) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the financing that, individually or in the aggregate, are reasonably likely to (A) prevent or materially impede, interfere with, hinder or delay the ability of Gilead and Merger Sub to commence the Offer, or consummate the transactions contemplated by the Merger Agreement, in a timely manner, (B) delay or make the funding of the financing less likely to occur or (C) adversely impact the ability of Gilead or Merger Sub to enforce their rights against the other parties to the Financing Commitments or the definitive agreements with respect thereto. However, the Merger Agreement provides that Gilead or Merger Sub may reduce the aggregate amount of the financing in connection with any cash received by Gilead or Merger Sub from other sources (including by reason of a capital market or other financing transaction) that is available to satisfy the obligations of Gilead or Merger Sub under the Merger Agreement. Gilead and Merger Sub have further agreed to use their reasonable best efforts to (i) maintain in effect the Financing Commitments (or alternative financing arrangements otherwise permitted by the Merger Agreement) until the Offer, the Merger and the other transactions contemplated by the Merger Agreement are consummated, (ii) satisfy (or have waived) all conditions and covenants applicable to Gilead and Merger Sub in the Financing Commitments that are within their control at or prior to the date and time at which Merger Sub first accepts Shares for payment in the Offer or the closing of the transactions contemplated by the Merger Agreement, and otherwise comply in all material respects with their obligations under the Financing Commitments, (iii) enter into definitive agreements with respect to the Financing Commitments on the terms and subject to the conditions contemplated by the Financing Commitments, (iv) enforce their rights under the Financing Commitments including rights to cause the financing sources and other persons providing financing to fund, on the day of the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement, as applicable, the financing contemplated to be funded on such day by the Financing Commitments (or such lesser amount as may be required to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement) and (v) consummate the financing at or prior to the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement, as applicable.

Pharmasset has agreed to use its reasonable best efforts to provide such reasonable cooperation as Gilead may reasonably request in connection with the financing of the transactions contemplated by the Merger Agreement, the Financing Commitments and certain other financing matters.

Litigation

Pharmasset will provide Gilead with prompt notice of, and copies of all pleadings and correspondence relating to, any proceeding against Pharmasset or any of its directors or officers by any holder of Shares arising out of or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement. Pharmasset will give Gilead the opportunity to participate in the defense, settlement, or compromise of any such proceeding, and no such settlement or compromise shall be agreed to without the prior written consent of Gilead, which consent shall not be unreasonably withheld, conditioned or delayed.

Conditions to the Merger

The Merger Agreement provides that the respective obligations of the parties to complete the Merger are subject to the satisfaction or waiver of the following conditions:

•

if required by the DGCL in order to complete the Merger, the Merger Agreement shall have been adopted by the affirmative vote of the holders of a majority of the Shares outstanding on the record date for the Stockholders Meeting;

•

no order by any court of competent jurisdiction that restrains, enjoins or otherwise prohibits the consummation of the Merger shall have been entered and remain in effect, and no law or order shall have been enacted, issued, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger and shall remain in effect; and

•	Merger Sub shall have accepted for payment and purchased all Shares validly tendered and not withdrawn pursuant to the Offer.

Termination

The Merger Agreement provides that it may be terminated:

•	By mutual written consent of Gilead, Merger Sub and Pharmasset;

•

By either Gilead or Pharmasset if the date and time at which Merger Sub first accepts Shares for payment in the Offer has not occurred on or before June 30, 2012. This right to terminate is not available to a party if such party’s breach of its obligations under the Merger Agreement has been the primary cause for Merger Sub’s failure to accept Shares in the Offer prior to June 30, 2012;

•

By either Gilead or Pharmasset, if any judgment, order, writ, injunction or decree (whether temporary, preliminary or permanent) of any Governmental Entity permanently enjoining, restraining or otherwise prohibiting the making or the consummation of the Offer exists and has become final and non-appealable. This right to terminate is not available to a party if such party has breached its obligations under the Merger Agreement in any manner that has been the primary cause of the existence of such order;

•

By Gilead if the Pharmasset Board makes a Change of Recommendation or if, following the public announcement of an Acquisition Proposal or the commencement of a tender or exchange offer for the Shares, the Pharmasset Board shall have failed to publicly confirm the Pharmasset Recommendation (and, in the case of a tender or exchange offer, failed to publicly recommend that the holders of Shares reject such tender or exchange offer) upon Gilead’s written request within ten business days after Pharmasset’s receipt of any such request (or, in the case of a tender or exchange offer, such commencement) (or, if June 30, 2012 is fewer than ten business days after Pharmasset’s receipt of such request from Gilead or, in the case of a tender offer or exchange offer, such commencement, by the close of business on the business day immediately preceding June 30, 2012);

•

By Gilead, if there has been a breach of any representation, warranty, covenant or agreement made by Pharmasset in the Merger Agreement or any such representation or warranty shall have become untrue or incorrect on any date subsequent to the date of the Merger Agreement, in any such case in a manner that will cause any Tender Offer Condition not to be satisfied at any scheduled expiration time of the Offer, and such breach or failure to be true or correct either is not curable or, if curable, has not been cured prior to the earlier of June 30, 2012 and the 30th day after written notice of such breach or failure;

•

By Pharmasset, (i) if there has been a breach of any representation, warranty, covenant or agreement made by Gilead or Merger Sub in the Merger Agreement or any such representation or warranty has become untrue or incorrect on any date subsequent to the date of the Merger Agreement, which breach or failure would reasonably be expected to prevent or materially delay the ability of Gilead and Merger Sub to commence the Offer or to consummate the transactions contemplated by the Merger Agreement, in a timely manner or has had such an effect and such breach or failure to be true or correct either is not curable or, if curable, has not been cured prior to the earlier of June 30, 2012 and the 30th day after written notice of such breach or failure or (ii) if Merger Sub fails to commence the Offer on or prior to the tenth business day following the date of the Merger Agreement or if Merger Sub fails to consummate the Offer in accordance with the terms of the Merger Agreement; or

•

By Pharmasset, in connection with the Pharmasset Board’s effecting a Change of Recommendation in response to a Superior Proposal or causing Pharmasset to enter into the Alternative Acquisition Agreement concerning a Superior Proposal, if Pharmasset and the Pharmasset Board shall have complied in all material respects with the notice, negotiation and other requirements set forth in the Merger Agreement with respect to such Superior Proposal.

Termination Fee

If the Merger Agreement is terminated (i) by Gilead due to a Change of Recommendation or, after the public announcement of an Acquisition Proposal or the commencement of a tender or exchange offer, a failure of the Pharmasset Board to publicly confirm the Pharmasset Recommendation or a failure to recommend that the Pharmasset stockholders reject any third-party tender offer or (ii) by Pharmasset in connection with the Pharmasset’s Board effecting a Change of Recommendation in response to a Superior Proposal or causing Pharmasset to enter into an Alternative Acquisition Agreement, then (A) Pharmasset shall pay to Gilead, within two business days after termination, all reasonable and documented out-of-pocket expenses of Gilead and Merger Sub incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, not to exceed $10,000,000 (the “Expense Reimbursement”) and (B) if, within one year following such termination, Pharmasset consummates a Subsequent Transaction, Pharmasset shall pay to Gilead, no later than two business days following the date of such consummation, a termination fee equal to $331,900,000 (the “Termination Fee”), minus the Expense Reimbursement paid. In addition, in the event that (A) an Acquisition Proposal for a majority of the total voting power of the equity securities or the total assets of Pharmasset shall have been made known to the Pharmasset Board or shall have been publicly announced (and such Acquisition Proposal shall not have been terminated or withdrawn at least three business days prior to June 30, 2012), (B) the Merger Agreement is terminated by either Gilead or Pharmasset due to Merger Sub’s failure to accept Shares for payment in the Offer prior to June 30, 2012, and (C) prior to the date that is 12 months after the date of any such termination, Pharmasset or its subsidiary consummates a Subsequent Transaction, then Pharmasset shall pay to Gilead, no later than two business days following the date of such consummation, the Termination Fee. “Subsequent Transaction” means (i) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Pharmasset, or any acquisition by any person, which results in any person becoming the beneficial owner of 50% or more of the total voting power of the equity securities of Pharmasset or 50% or more of the total assets of Pharmasset, in each case other than the transactions contemplated by the Merger Agreement, or (ii) any license (whether exclusive or non-exclusive) pertaining to commercialization rights for PSI-7977.

Assignment

Neither the Merger Agreement nor any of the rights, interests or obligations thereunder shall be assignable by any of the parties (by operation of law or otherwise) without the prior written consent of the other parties thereto; provided, however, that Gilead may designate, by written notice to Pharmasset, an additional wholly-owned direct or indirect Delaware subsidiary of Gilead, with a certificate of incorporation and bylaws identical (other than the corporate name) to the correlative instruments of Merger Sub as in effect on the date of the Merger Agreement, in which case all references in the Merger Agreement to Merger Sub shall be deemed to be to such other subsidiary; provided, further, that any such designation shall not impede or delay the commencement or consummation of the Offer, or the other transactions contemplated by the Merger Agreement. If, prior to the date and time at which the Shares are first accepted for payment in the Offer, Gilead elects for Merger Sub II to purchase the Shares, then Merger Sub will assign all of its rights, interests and obligations under the Merger Agreement to Merger Sub II, and all references in the Merger Agreement to Merger Sub shall be deemed to be to Merger Sub II.

Effects of Inability to Consummate the Merger

If, following the consummation of the Offer, the Merger is not consummated for any reason (see “Conditions to the Merger” above), Gilead, which owns 100% of the common stock of Purchaser, will indirectly control the number of Shares acquired by Purchaser pursuant to the Offer, as well as any other Shares held by Gilead or its subsidiaries. Under the Merger Agreement, promptly following payment by Purchaser for Shares purchased pursuant to the Offer, and from time to time thereafter, subject to Section 14(f) of the Exchange Act and applicable NASDAQ rules and regulations regarding director independence, Pharmasset has agreed to use its reasonable best efforts to cause a pro rata portion (based on the percentage of outstanding Shares acquired by Purchaser) of the directors of Pharmasset to consist of persons designated by Purchaser. As a result of its ownership of such Shares and right to designate nominees for election to the Pharmasset Board (assuming no waiver of the Minimum Tender Condition, which would require consent by Pharmasset), Gilead indirectly will be able to control decisions of the Pharmasset Board and the decisions of Purchaser as a stockholder of Pharmasset. This concentration of control in one stockholder may adversely affect the market value of the Shares.

If Gilead controls more than 50% of the outstanding Shares following the consummation of the Offer but the Merger is not consummated, stockholders of Pharmasset, other than those affiliated with Gilead, will lack sufficient voting power to elect directors or to cause other actions to be taken that require majority approval.

12.	Source and Amount of Funds

General

Gilead estimates that it will need up to approximately $11.2 billion to purchase all of the issued and outstanding Shares (on a fully diluted basis) and to pay related fees and expenses, which it plans to finance through a mix of cash on hand, bank debt and the issuance of unsecured debt. Gilead has a commitment from Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith (which we refer to as “BofAMerrill”) and Barclays Bank PLC (which we refer to as “Barclays Bank” and, together with BofAMerrill, the “Lenders”) for up to $4 billion in loans under a new senior unsecured cash bridge facility (the “Cash Bridge Facility”) (see discussion below). Under such commitment, Gilead is required to use $1 billion in cash on hand in addition to the $4 billion available under the Cash Bridge Facility. Gilead may choose to replace all or a portion of the amounts to be borrowed under the Cash Bridge Facility with cash on hand. Gilead has obtained a commitment from its Lenders for up to $6.2 billion in loans under a new senior unsecured debt bridge facility (the “Debt Bridge Facility” and, together with the Cash Bridge Facility, the “Credit Facilities”) (see discussion below). Gilead may choose to issue and sell senior unsecured notes in one or more offerings in the public or private capital markets in order to finance, in part, the transaction, the proceeds of which shall replace a portion of the amounts to be borrowed under the Debt Bridge Facility. Gilead may also choose to enter into one or more credit facilities and use the proceeds thereof to replace a portion of the amounts to be borrowed under the Debt Bridge Facility.

Subject to certain conditions, the Credit Facilities will be available to Gilead to finance the Offer and the Merger and pay related fees and expenses. The proceeds of the Credit Facilities, together with Gilead’s cash on hand, will be sufficient to pay the Offer Price for all Shares tendered in the Offer and all related fees and expenses. The Offer is not conditioned upon Gilead’s or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer.

We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all outstanding Shares solely for cash, (b) the Offer is not subject to any financing condition, (c) if we consummate the Offer, we will acquire all remaining Shares for the same price in the Merger, and (d) Gilead and/or one or more of its affiliates has, and will arrange for us to have, sufficient funds to purchase all Shares validly tendered in the Offer, and not properly withdrawn prior to the expiration time of the Offer, and to acquire the remaining outstanding Shares in the Merger on the payment date applicable thereto.

Debt Financing

Gilead has received commitment letters from the Lenders to provide the following, subject to the conditions set forth in the commitment letters, to Gilead:

•	up to $6.2 billion of a 364-day term Debt Bridge Facility for the purpose of financing the Offer and the Merger; and

•	up to $4 billion of a Cash Bridge Facility for the purpose of financing the Offer and the Merger.

The facilities contemplated by the commitment letters are subject to satisfaction of certain conditions precedent, including, without limitation:

•	there not having been since September 30, 2011, a “Company Material Adverse Effect” (as defined in the Merger Agreement);

•	the negotiation, execution and delivery of definitive financing documentation;

•

there being at least 20 consecutive business days (excluding December 26, 2011) from and including the date of delivery of the final information materials referred to in the commitment letters to and including the closing date; and

•	the satisfaction or waiver by the debt financing sources of certain other conditions precedent set forth in the commitment letters.

The commitment letters terminate on the earliest of (i) June 30, 2012, unless definitive financing documentation is executed and delivered prior to such date, (ii) the closing of the Merger without the use of the debt financing, (iii) the acquisition, other than as part of the transactions contemplated hereunder, by any person of more than 50% of the capital stock of Pharmasset and (iv) the termination of the Merger Agreement. Certain of the documentation governing the debt financings has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this document. Each of Gilead and Merger Sub has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions described in the commitment letters or consummate alternative financings. The Lenders have been appointed as joint lead arrangers and joint bookrunners for the Credit Facilities. Bank of America, N.A. has been appointed as administrative agent for the Credit Facilities.

Although the debt financing described in this document is not subject to a due diligence or “market out,” such financing may not be considered assured. As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available.

13.	Conditions to the Offer

Notwithstanding any other provisions of the Offer, Purchaser will not be required to, and Gilead will not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, pay for any tendered Shares if at any time on or after the date of the commencement of the Offer and prior to the expiration time of the Offer, any of the following events shall occur and be continuing at the then scheduled expiration time of the Offer:

•	the Minimum Tender Condition shall not have been satisfied;

•	the HSR Condition shall not have been satisfied;

•

as of the date of the Merger Agreement and as of the expiration time of the Offer (except for any representation or warranty made as of a specified date, in which case as of such specified date), (A) any representation or warranty of Pharmasset in the Merger Agreement that is qualified as to Company Material Adverse Effect shall not be true and correct in all respects, (B) any representation or warranty of Pharmasset regarding its organization, good standing and qualification, its capital structure, its corporate authority or a Key Product Event shall not be true and correct in all respects, and (C) any other representation or warranty of Pharmasset that is not qualified as to Company Material Adverse Effect shall not be true and correct in all respects except where such failure to be true and correct, individually or in the aggregate with such other failures, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect; provided, however, that for purposes of determining the accuracy and representations in clause (C), all qualifications as to “materiality” contained in such representations and warranties must be disregarded;

•

Pharmasset shall not have performed in all material respects its obligations required to be performed prior to the expiration time of the Offer under the Merger Agreement, and any failure to perform shall not have been cured prior to the expiration time of the Offer;

•	Pharmasset shall have failed to deliver an officer’s certificate certifying that it has satisfied the conditions described in the two immediately preceding bullet points;

•

there shall be in effect any judgment, order, writ, injunction or decree (whether temporary, preliminary or permanent) by a court of competent jurisdiction restraining, enjoining or otherwise prohibiting consummation of the Offer or compelling Gilead or Purchaser to agree to a Non-Required Remedy;

•

there shall be pending, or threatened in writing, any action, claim, suit, investigation or proceeding by any domestic or foreign Governmental Entity having authority over Gilead, Purchaser or Pharmasset, challenging or seeking to restrain or prohibit the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger or compelling Gilead or Pharmasset or any of their respective subsidiaries to agree to a Non-Required Remedy; or

•	the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions (except for the Minimum Tender Condition) may be waived by Gilead or Purchaser in whole or in part at any time and from time to time, subject to the terms of the Merger Agreement.

The foregoing conditions are for the sole benefit of Gilead and Merger Sub, may be asserted by Gilead or Merger Sub regardless of the circumstances giving rise to the assertion of any such conditions and may be waived (to the extent permitted by the Merger Agreement and applicable law) by Gilead or Merger Sub in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Tender Condition), in each case, subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission. The failure by Gilead or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

14.	Dividends and Distributions

The Merger Agreement provides that, subject to certain exceptions, neither Pharmasset nor its subsidiary will, between the date of the Merger Agreement and the date and time at which Purchaser first accepts Shares for payment in the Offer, declare, accrue, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by Pharmasset’s subsidiary to Pharmasset). See Section 11—“Purpose of the Offer and Plans for Pharmasset; Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Interim Operations.”

15.	Certain Legal Matters

General. Except as otherwise set forth in this Offer to Purchase, based on Gilead’s and Purchaser’s review of publicly available filings by Pharmasset with the Commission and other information regarding Pharmasset, Gilead and Purchaser are not aware of any licenses or other regulatory permits that appear to be material to the business of Pharmasset and that might be adversely affected by the acquisition of Shares by Purchaser or Gilead pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority that would be required for the acquisition or ownership of Shares by Purchaser or Gilead pursuant to the Offer. In addition, except as set forth below, Gilead and Purchaser are not aware of any filings, approvals or other actions by or with any Governmental Entity or administrative or regulatory agency that would be required for Gilead’s and Purchaser’s acquisition or ownership of the Shares. Should any such approval or other action be required, Gilead and Purchaser currently expect that such approval or action, except as described below under “State Takeover laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Pharmasset’s or Gilead’s business or that certain parts of Pharmasset’s or Gilead’s business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See Section 13—“Conditions to the Offer.”

Stockholder Litigation. Two purported shareholders of Pharmasset have filed putative shareholder class action lawsuits in New Jersey Superior Court and the Delaware Court of Chancery, captioned as followed: Louisiana Municipal Police Employees Retirement System v. Pharmasset, Inc., Case No. C-217-11 (N.J. Super Ct.) and Diana v. Price, C.A. No. 7073-VCP (Del. Ch.). Both actions are brought against Pharmasset, its directors and officers, Gilead, and Merger Sub. Both actions allege, among other things, that Pharmasset’s directors breached their fiduciary duties by approving the merger agreement, and that Pharmasset, Gilead, and Merger Sub aided and abetted these alleged breaches of fiduciary duty. Both complaints seek, among other things, to enjoin the proposed transaction, as well as money damages. The Offerors believe these suits are entirely without merit and intend to defend vigorously against these claims.

Antitrust. Under the HSR Act, and the rules and regulations promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements apply to Gilead by virtue of Purchaser’s acquisition of Shares in the Offer (and the Merger).

Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer (and the Merger) with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. The parties anticipate filing such Premerger Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on or prior to December 15, 2011. Under the HSR Act, the required waiting period will expire at 11:59 pm, New York City time on the 15th calendar day after the filing by Gilead, unless earlier terminated by the FTC and the Antitrust Division or Gilead receives a request for additional information or documentary material (“Second Request”) from either the FTC or the Antitrust Division prior to that time. If a Second Request issues, the waiting period with respect to the Offer (and the Merger) would be extended for an additional period of ten calendar days following the date of Gilead’s substantial compliance with that request. If either the 15-day or ten-day waiting period expires on a Saturday, Sunday or federal holiday, then the period is extended until 11:59 p.m. of the next day that is not a Saturday, Sunday or federal holiday. Only one extension of the waiting period pursuant to a Second Request is authorized by the HSR Act rules. After that time, the waiting period could be extended only by court order or with Gilead’s consent. The FTC or the Antitrust Division may terminate the additional ten-day waiting period before its expiration. Complying with a Second

Request can take a significant period of time. Although Pharmasset is also required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither Pharmasset’s failure to make its filing nor comply with its own Second Request in a timely manner will extend the waiting period with respect to the purchase of Shares in the Offer (and the Merger).

The FTC and the Antitrust Division frequently scrutinize the legality under the U.S. antitrust laws of transactions, such as Purchaser’s acquisition of the Shares in the Offer and the Merger. At any time before or after Purchaser’s purchase of Shares in the Offer and the Merger, the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking (1) to enjoin the purchase of Shares in the Offer and the Merger, (2) the divestiture of Shares purchased in the Offer and Merger or (3) the divestiture of substantial assets of Gilead, Pharmasset or any of their respective subsidiaries or affiliates. Private parties, as well as state attorneys general, also may bring legal actions under the antitrust laws under certain circumstances. See Section 13—“Conditions to the Offer.”

Gilead and Pharmasset also conduct business outside of the United States. However, based on a review of the information currently available relating to the countries and businesses in which Gilead and Pharmasset are engaged, Gilead and Purchaser believe that no mandatory antitrust premerger notification filing is required outside the United States.

Based upon an examination of publicly available and other information relating to the businesses in which Pharmasset is engaged, Gilead and Purchaser believe that the acquisition of Shares in the Offer and the Merger should not violate applicable antitrust laws. Nevertheless, Gilead and Purchaser cannot be certain that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 13—“Conditions to the Offer.”

Stockholder Approval. Pharmasset has represented in the Merger Agreement that the execution, delivery and performance of the Merger Agreement by Pharmasset and the consummation by Pharmasset of the Offer and the Merger have been duly and validly authorized by all necessary corporate action on the part of Pharmasset, and no other corporate proceedings on the part of Pharmasset are necessary to authorize the Merger Agreement or to consummate the Offer and the Merger (other than, with respect to the Merger, the adoption of the Merger Agreement by the holders of a majority of the then-outstanding Shares, if and to the extent required by applicable law, and the filing and recordation of the Certificate of Merger and other documents as required by the DGCL). As described below, such approval is not required if the Merger is consummated pursuant to the short-form merger provisions of the DGCL. According to Pharmasset’s certificate of incorporation, the Shares are the only securities of Pharmasset that entitle the holders thereof to voting rights. If, following the purchase of Shares by Purchaser pursuant to the Offer, Purchaser and its affiliates own more than a majority of the outstanding Shares, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder of Pharmasset. Gilead and Purchaser have agreed pursuant to the Merger Agreement that they will cause all Shares then owned by them and their subsidiaries to be voted in favor of the adoption of the Merger Agreement and approval of the Merger.

Short-Form Merger. The DGCL provides that if a parent company owns at least 90% of the outstanding shares of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer, the Top-Up Option or otherwise, Purchaser directly or indirectly owns at least 90% of the outstanding Shares, Gilead could, and (subject to the satisfaction or waiver of the conditions to its obligations to effect the Merger contained in the Merger Agreement) is obligated under the Merger Agreement to, effect the Merger without prior notice to, or any action by, any other stockholder of Pharmasset if permitted to do so under the DGCL.

State Takeover laws. A number of states have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, stockholders, principal executive offices or principal places of business therein.

As a Delaware corporation, Pharmasset has not opted out of Section 203 of the DGCL. In general, Section 203 of the DGCL prevents an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, the “business combination” is approved by the board of directors of such corporation prior to such date.

Pharmasset has represented to us in the Merger Agreement that the Pharmasset Board (at a meeting or meetings duly called and held) has approved, for purposes of the DGCL and any other “interested stockholder” or other similar statute or regulation that might be deemed applicable, the Offer, the Merger, the Merger Agreement and the other agreements and transactions referred to therein and the transactions contemplated thereby. Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger, the Merger Agreement and the other agreements and transactions referred to therein, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13—“Conditions to the Offer.”

Appraisal Rights. No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger takes place, stockholders who have not tendered their Shares in the Offer and who comply with the applicable legal requirements will have appraisal rights under Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you comply with the applicable legal requirements under the DGCL, you will be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares. This value may be the same, more or less than the price that we are offering to pay you in the Offer. Shares issued pursuant to the Top-Up Option will not be considered in any statutory appraisal action.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any dissenters’ rights and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL.

“Going Private” Transactions. Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (a) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (b) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Gilead nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.

16.	Fees and Expenses

We have retained Merrill and Barclays to act as our financial advisors in connection with our proposal to acquire Pharmasset. We have also retained the Depositary and the Information Agent in connection with the Offer. Each of Merrill Lynch, Barclays, the Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

17.	Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state.

Purchaser and Gilead have filed with the Commission the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the Commission in the manner set forth in Section 9 under “Available Information.”

The Offer does not constitute a solicitation of proxies for any meeting of Pharmasset’s stockholders. Any solicitation that Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

No person has been authorized to give any information or make any representation on behalf of Gilead or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Gilead, Purchaser, Pharmasset or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Gilead Sciences, Inc.

Royal Merger Sub Inc.

Royal Merger Sub II Inc.

December 6, 2011

SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND

THE EXECUTIVE OFFICERS OF MERGER SUB, MERGER SUB II AND GILEAD

1. Directors and Executive Officers of Merger Sub

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Merger Sub are set forth below. The business address of each such director and executive officer is Royal Merger Sub Inc., c/o Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. All directors and officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
John F. Milligan, Ph.D. President and Director	John F. Milligan, Ph.D. is Gilead’s President and Chief Operating Officer.
Dr. Milligan joined Gilead in 1990 as a Research Scientist, and in 1996, he became Director of Project Management and Project Team Leader for Gilead’s collaboration with Hoffmann-La Roche Ltd on Tamiflu®. In 2002, Dr. Milligan was appointed Chief Financial Officer of Gilead. He was promoted to Chief Operating Officer of Gilead in 2007 and President of Gilead in 2008. Dr. Milligan is a member of the board of Biotechnology Industry Organization (BIO), the largest biotechnology industry organization, and a trustee of Ohio Wesleyan University. Dr. Milligan received his B.A. in chemistry from Ohio Wesleyan University and his Ph.D. in biochemistry from the University of Illinois and was an American Cancer Society postdoctoral fellow at the University of California at San Francisco.

Robin L. Washington Chief Financial Officer and Director	Robin L. Washington was appointed as Senior Vice President and Chief Financial Officer of Gilead in May 2008. Prior to joining Gilead, Ms. Washington served as Chief Financial Officer of Hyperion Solutions, an enterprise software company that was acquired by Oracle Corporation in March 2007. Ms. Washington also spent nearly 10 years at PeopleSoft, a provider of enterprise application software, most recently in the role of Senior Vice President and Corporate Controller. She previously was a Director of Finance for Tandem Computers, an Accounting Analyst for the Federal Reserve Bank of Chicago and a Senior Auditor for Deloitte & Touche. Ms. Washington holds a bachelor’s degree in business administration from the University of Michigan and an MBA from Pepperdine University. She currently serves on the board of directors of MIPS Technologies, Inc. and previously served on the board of directors of Tektronix, Inc. from March, 2005 to November, 2007

Brett A. Pletcher Secretary and Director	Brett A. Pletcher is Senior Vice President and General Counsel of Gilead. Mr Pletcher joined Gilead in 2005 and most recently served as Vice President, Corporate Legal Affairs, focusing primarily on legal support for the company’s corporate development, finance, research, human resources, governance, manufacturing and clinical operations. Prior to joining Gilead, Mr. Pletcher was a partner in the law firm of Gunderson Dettmer, LLP, where he focused on providing corporate and securities services to emerging growth public and private companies and venture capital investors. Prior to attending law school he worked as a consultant in the Management Consulting Services Group of Price Waterhouse (now PricewaterhouseCoopers). Mr. Pletcher received his bachelor’s degree in economics and political science from the University of California, Riverside and his law degree from the University of California, Berkeley’s Boalt Hall School of Law.

2. Directors and Executive Officers of Merger Sub II

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Merger Sub are set forth below. The business address of each such director and executive officer is Royal Merger Sub II Inc., c/o Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. All directors and officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
John F. Milligan, Ph.D. President and Director	John F. Milligan, Ph.D. is Gilead’s President and Chief Operating Officer. Dr. Milligan joined Gilead in 1990 as a Research Scientist, and in 1996, he became Director of Project Management and Project Team Leader for Gilead’s collaboration with Hoffmann-La Roche Ltd on Tamiflu®. In 2002, Dr. Milligan was appointed Chief Financial Officer of Gilead. He was promoted to Chief Operating Officer of Gilead in 2007 and President of Gilead in 2008. Dr. Milligan is a member of the board of Biotechnology Industry Organization (BIO), the largest biotechnology industry organization, and a trustee of Ohio Wesleyan University. Dr. Milligan received his B.A. in chemistry from Ohio Wesleyan University and his Ph.D. in biochemistry from the University of Illinois and was an American Cancer Society postdoctoral fellow at the University of California at San Francisco.

Robin L. Washington Chief Financial Officer and Director	Robin L. Washington was appointed as Senior Vice President and Chief Financial Officer of Gilead in May 2008. Prior to joining Gilead, Ms. Washington served as Chief Financial Officer of Hyperion Solutions, an enterprise software company that was acquired by Oracle Corporation in March 2007. Ms. Washington also spent nearly 10 years at PeopleSoft, a provider of enterprise application software, most recently in the role of Senior Vice President and Corporate Controller. She previously was a Director of Finance for Tandem Computers, an Accounting Analyst for the Federal Reserve Bank of Chicago and a Senior Auditor for Deloitte & Touche. Ms. Washington holds a bachelor’s degree in business administration from the University of Michigan and an MBA from Pepperdine University. She currently serves on the board of directors of MIPS Technologies, Inc. and previously served on the board of directors of Tektronix, Inc. from March, 2005 to November, 2007.

Brett A. Pletcher Secretary and Director	Brett A. Pletcher is Senior Vice President and General Counsel of Gilead, Mr. Pletcher joined Gilead in 2005 and most recently served as Vice President, Corporate Legal Affairs, focusing primarily on legal support for the company’s corporate development, finance, research, human resources, governance, manufacturing and clinical operations. Prior to joining Gilead, Mr. Pletcher was a partner in the law firm of Gunderson Dettmer, LLP, where he focused on providing corporate and securities services to emerging growth public and private companies and venture capital investors. Prior to attending law school he worked as a consultant in the Management Consulting Services Group of Price Waterhouse (now PricewaterhouseCoopers). Mr. Pletcher received his bachelor’s degree in economics and political science from the University of California, Riverside and his law degree from the University of California, Berkeley’s Boalt Hall School of Law.

3. Directors and Executive Officers of Gilead

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Gilead are set forth below. Except as indicated below, the business address of each such director or executive officer is c/o Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. All directors and officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
John C. Martin, Ph.D. Chief Executive Officer and Chairman of the Gilead Board of Directors	John C. Martin, Ph.D. was appointed as Chairman of Gilead’s Board in May 2008 and has served as Gilead’s Chief Executive Officer and a member of Gilead’s Board of Directors since April 1996. Prior to joining Gilead, Dr. Martin held several leadership positions at Bristol-Myers Squibb Company and Syntex Corporation. He is a member of the Board of Directors of the California Healthcare Institute and Gen-Probe Incorporated. He also serves on the University of Southern California Board of Trustees. Dr. Martin previously served as President of the International Society for Antiviral Research, Chairman of the Board of Directors of BayBio and Chairman of the Board of Directors of the California Healthcare Institute. He served on the National Institute of Allergy and Infectious Diseases Council, the Board of Directors of the Biotechnology Industry Organization, the Board of Trustees of the University of Chicago, the Board of Trustees of Golden Gate University and the external scientific advisory board of the University of California School of Global Health. Additionally, Dr. Martin served on the Centers for Disease Control/Health Resources and Services Administrations Advisory Committee on HIV and STD Prevention and Treatment and was a member of the Presidential Advisory Council on HIV/AIDS. Dr. Martin holds a PhD in organic chemistry from the University of Chicago and an MBA in marketing from Golden Gate University. He has received the Isbell Award from the American Chemical Society and the Gertrude B. Elion Award for Scientific Excellence from the International Society for Antiviral Research. In 2008, Dr. Martin was inducted into the National Academy of Engineering of the National Academies.

Gregg H. Alton Executive Vice President, Corporate and Medical Affairs	Gregg H. Alton is Executive Vice President, Corporate and Medical Affairs.
Mr. Alton joined Gilead in 1999, and served as General Counsel from 2000 to 2009. In his current role, Mr. Alton is responsible for legal affairs, corporate compliance and quality, government affairs, medical affairs, public affairs and international access activities. Prior to joining us, Mr. Alton was an attorney at the law firm of Cooley Godward Kronish LLP, where he specialized in mergers and acquisitions, corporate partnerships and corporate finance transactions for healthcare and information technology companies. Mr. Alton is a member of the board of the AIDS Healthcare Foundation, a member of the board of Oculus Innovative Sciences, Inc. (as well as a member of the Audit Committee of the board of Oculus Innovative Sciences, Inc.) and a member of the board of BayBio, a San Francisco Bay Area life sciences industry organization. He received his B.A. in Legal Studies from the University of California at Berkeley and his J.D. from Stanford University.

Norbert W. Bischofberger, Ph.D. Executive Vice President, Research and Development and Chief Scientific Officer	Norbert W. Bischofberger, Ph.D. joined Gilead in 1990 and has served as Executive Vice President, Research and Development since 2000 and Chief Scientific Officer since 2007. Prior to joining us, Dr. Bischofberger was a Senior Scientist in Genentech, Inc.’s DNA Synthesis group from 1986 to 1990. He received his B.S. in Chemistry at the University of Innsbruck in Austria and his Ph.D. in Organic Chemistry at the Eidgenossische Technische Hochschule (ETH) in Zurich, Switzerland and performed postdoctoral work at Harvard University.

Kristen M. Metza Senior Vice President, Human Resources	Kristen M. Metza joined Gilead as Vice President, Human Resources in 2006 and was promoted to her current role in July 2007. Prior to joining Gilead,
Ms. Metza was Senior Vice President of Human Resources for Abgenix and Vice President of Human Resources for Applied Biosystems and Quantum Corporation. Ms. Metza received a B.A. in history and business administration, and completed her graduate work in industrial relations and organizational psychology at the University of Minnesota, Carlson School of Management.

John F. Milligan, Ph.D. President and Chief Operating Officer	John F. Milligan, Ph.D. is Gilead’s President and Chief Operating Officer.
Dr. Milligan joined Gilead in 1990 as a Research Scientist, and in 1996, he became Director of Project Management and Project Team Leader for Gilead’s collaboration with Hoffmann-La Roche Ltd on Tamiflu®. In 2002,
Dr. Milligan was appointed Chief Financial Officer. He was promoted to Chief Operating Officer in 2007 and President in 2008. Dr. Milligan is a member of the board of Biotechnology Industry Organization (BIO), the largest biotechnology industry organization, and a trustee of Ohio Wesleyan University. Dr. Milligan received his B.A. in chemistry from Ohio Wesleyan University and his Ph.D. in biochemistry from the University of Illinois and was an American Cancer Society postdoctoral fellow at the University of California at San Francisco.

Kevin Young CBE Executive Vice President, Commercial Operations	Kevin Young joined Gilead in September 2004 as Executive Vice President of Commercial Operations. Mr. Young is a 28-year veteran of the biopharmaceutical industry, with a career that spans a variety of therapeutic categories including cardiology, oncology, rheumatology, hepatitis and HIV/AIDS. He previously held positions at Amgen, Inc. and Zeneca Pharmaceuticals (formerly ICI Pharmaceuticals). During his 12 years at Amgen, Mr. Young held a number of positions in Europe and the United States, most recently as Head of the U.S. Inflammation Business Unit, leading the re-launch of Enbrel® following the acquisition of Immunex Corporation. He is a member of the board of ReSurge, the first international humanitarian organization to provide free reconstructive plastic surgery in developing countries. Mr. Young has undergraduate and graduate degrees in sports science and exercise from Liverpool John Moores University and Nottingham University in England and has completed the Executive Program at the University of Michigan. In 2011, Mr. Young was appointed Commander of The British Empire, one of Great Britain’s highest civilian honors, in recognition of his service to the healthcare and pharmaceutical industries.

Robin L. Washington Senior Vice President and Chief Financial Officer	Robin L. Washington was appointed as Senior Vice President and Chief Financial Officer of Gilead in May 2008. Prior to joining Gilead, Ms. Washington served as Chief Financial Officer of Hyperion Solutions, an enterprise software company that was acquired by Oracle Corporation in March 2007. Ms. Washington also spent nearly 10 years at PeopleSoft, a provider of enterprise application software, most recently in the role of Senior Vice President and Corporate Controller. She previously was a Director of Finance for Tandem Computers, an Accounting Analyst for the Federal Reserve Bank of Chicago and a Senior Auditor for Deloitte & Touche. Ms. Washington holds a bachelor’s degree in business administration from the University of Michigan and an MBA from Pepperdine University. She currently serves on the board of directors of MIPS Technologies, Inc. and previously served on the board of directors of Tektronix, Inc. from March, 2005 to November, 2007.

James M. Denny Lead Independent Director of the Gilead Board of Directors	James M. Denny joined the Board of Directors of Gilead in 1996 and has served as the lead independent director of Gilead’s Board since May 2008. He served as Chairman of our Board from 2001 to May 2008. Previously, he served as the Chief Financial Officer and subsequently Vice Chairman of Sears, Roebuck & Co., then a retailing and financial services conglomerate, with oversight responsibility for many of the company’s operations and staff functions. He previously served as Executive Vice President and Chief Financial and Planning Officer of G.D. Searle & Co., Chairman of Pearle Health Services, Inc., Senior Advisor at William Blair Capital Partners, Treasurer at the Firestone Tire & Rubber Co., and associate counsel at Dewey Ballantine Bushby, Palmer and Wood in New York and Paris. Mr. Denny is currently Chairman of a privately-held healthcare technology company. He is a past Chairman of Northwestern Memorial Hospital and the Northwestern Memorial Foundation and has held directorships at Astra AB, ChoicePoint, Inc., GATX Corporation, The Principal Financial Group, The Allstate Corporation, and General Instruments, Inc.

John F. Cogan, Ph.D. Director	John F. Cogan, Ph.D. joined Gilead’s Board of Directors in July 2005.
Dr. Cogan is currently the Leonard and Shirley Ely Senior Fellow at the Hoover Institution and a Professor in the Public Policy Program at Stanford University, where he has had a continuing appointment since 1980. Dr. Cogan’s current research is focused on U.S. budget and fiscal policy, social security and health care. Dr. Cogan has held a number of positions in the U.S. government, including Assistant Secretary for Policy in the U.S. Department of Labor and Associate Director and Deputy Director in the U.S. Office of Management and Budget. Dr. Cogan is a director of Venture Lending and Leasing Funds II, IV and VI, Inc. and a trustee of the Charles Schwab Family of Funds and Sacred Hearts School in Atherton. He previously served as a director of Monaco Coach Corporation and Venture Lending and Leasing Fund V.

Etienne F. Davignon Director	Etienne F. Davignon joined Gilead’s Board of Directors in September 1990. He is currently Minister of State and serves as Chairman of Recticel, CMB, SN Air Holding and Genfina and as a director of Sofina. Previously, he served as Vice Chairman of Suez-Tractebel and Chairman of Société Générale de Belgique. Mr. Davignon has served as the European Community’s Commissioner for Industry and International Markets and as the European Community’s Vice President for Research, Industry and Energy Policies.

Carla A. Hills Director	Carla A. Hills, joined Gilead’s Board of Directors in January 2007. Since 1993, she has served as the Chair and Chief Executive Officer of Hills & Company, a firm providing advice to U.S. businesses on investment, trade and risk assessment issues outside the United States. Mrs. Hills served as U.S. Trade Representative from 1989 to 1993, and was principal advisor on international trade to President George H. W. Bush. Under President Gerald R. Ford, she served as Secretary of Housing and Urban Development. Mrs. Hills is a director of TCW Group, Inc. and serves on the international advisory boards of J.P. Morgan Chase, Rolls Royce and the Coca-Cola Company. Mrs. Hills previously served as a director of American International Group, Inc., Chevron Corporation and Time Warner, Inc. She is also Chair of the National Committee on U.S.-China Relations and Co-Chair of the Inter-American Dialogue, the Council on Foreign Relations and the International Advisory Board of the Center for Strategic and International Studies. She is also a member of the Executive Committee of the Peterson Institute for International Economics and of the Trilateral Commission, and a member of the board of the International Crisis Group.

Kevin E. Lofton Director	Kevin E. Lofton joined Gilead’s Board in July 2009. He is currently the President and Chief Executive Officer of Catholic Health Initiatives, a Denver-based healthcare system operating the full continuum of services from hospitals to home health agencies throughout the nation. He previously served as Chief Executive Officer of two university hospitals, the University of Alabama at Birmingham Hospital and Howard University Hospital in Washington, D.C. In 2007, Mr. Lofton served as Chairman of the Board of the American Hospital Association, the nation’s largest hospital trade association. Mr. Lofton also serves on the Board of Directors of the Morehouse School of Medicine, Atlanta, and the Georgia State University J. Mack Robinson College of Business, also in Atlanta.

John W. Madigan Director	John W. Madigan joined Gilead’s Board of Directors in December 2005. He is the retired Chairman and Chief Executive Officer of Tribune Company, a media company, operating businesses in broadcasting, publishing and on the Internet. He is also a director and former Chairman of the Robert R. McCormick Foundation and a director of Boise Cascade Holdings, L.L.C. Mr. Madigan is a former director of Morgan Stanley, a former member of the Defense Business Board of the Department of Defense, an advisor to Madison Dearborn Partners and a director and former Chairman of The Chicago Counsel on Global Affairs. He also serves as a trustee of Northwestern University, Rush University Medical Center and the Paley Center for Media in New York. Mr. Madigan is a member of the Council on Foreign Relations in New York, a member and former Chairman of The Commercial Club of Chicago and a director of The Renaissance School Funds.

Gordon E. Moore, Ph.D. Director	Gordon E. Moore, Ph.D. joined Gilead’s Board of Directors in January 1996, and served as a member of Gilead’s Business Advisory Board from July 1991 until January 1996. Dr. Moore retired from Intel Corporation, the world’s largest semiconductor chip maker, where he was a co-founder and previously served as Chairman, President and Chief Executive Officer. Dr. Moore is a former Chairman and now Life Trustee of the California Institute of Technology, a member of the National Academy of Engineering and a Fellow of the Royal Society of Engineering (UK). Among his awards, he received the National Medal of Technology and the Presidential Medal of Freedom.

Nicholas G. Moore Director	Nicholas G. Moore joined Gilead’s Board of Directors in March 2004. Mr. Moore is the retired global Chairman of PricewaterhouseCoopers LLP, a professional services firm formed in July 1998 by the merger of Coopers & Lybrand and Price Waterhouse. Prior to the merger, Mr. Moore was elected Chairman and Chief Executive Officer of Coopers & Lybrand (U.S.) in 1994 and Coopers & Lybrand International in 1997. Mr. Moore is the lead independent director of NetApp Inc. and a director of Bechtel Group, Inc., Wells Fargo, Inc. and one private venture capital-backed technology company. He has also served as Chairman of the Board of Trustees of St. Mary’s College of California.
Mr. Moore is an inactive member of the American Institute of Certified Public Accountants, the California Bar Association, and the California and New York Society of Certified Public Accountants.

Richard J. Whitley, M.D. Director	Richard J. Whitley, M.D. joined Gilead’s Board of Directors in July 2008. He also serves as the Distinguished Professor, Loeb Scholar Chair in Pediatrics; Director, Division of Pediatric Infectious Diseases; Vice-Chair, Department of Pediatrics; Senior Scientist, Department of Gene Therapy; Senior Scientist, Cancer Research and Training Center; Associate Director for Clinical Studies,

Center for AIDS Research; and Co-Director, Center for Emerging Infections and Emergency Preparedness (CEIEP) for the University of Alabama at Birmingham. Dr. Whitley has held responsibility for the National Institute of Allergy and Infectious Diseases Collaborative Antiviral Study Group, is a former President of the International Society of Antiviral Research, chairs the Board of Scientific Councilors for the National Center for Infectious Diseases of the U.S. Centers for Disease Control and Prevention and is President of the Board of the Infectious Disease Society of America.

Gayle Edlund Wilson Director	Gayle Edlund Wilson joined Gilead’s Board of Directors in October 2001.
Mrs. Wilson served as California’s First Lady from 1991 to 1999. Mrs. Wilson is Chairman of the board of directors of the Ralph M. Parsons Foundation, a non-profit organization that provides higher education, social impact, civic and cultural issues and health grants. She is also the Chair Emeritus of the Advisory Board of the California State Summer School for Math and Science, a member of the board of trustees of the California Institute of Technology and a member of the board of the Society for Science and the Public and the Sanford Burnham Institute for Medical Research.

Per Wold-Olson Director	Per Wold-Olsen joined the Board in January 2010 after serving as the Chair of the Company’s Health Policy Advisory Board since 2007. From 2005 to 2006, he served as President of the Human Health Intercontinental Division of Merck & Co., Inc., a global pharmaceutical company. From 1997 until 2005, he served as President of Human Health Europe, Middle East/Africa and Worldwide Human Health Marketing for Merck. Mr. Wold-Olsen is currently Chairman of the Board of Lundbeck A/S and GN Store Nord A/S. He also serves as a director of Exiqon A/S. Mr. Wold-Olsen is a member of the Board of the Medicines for Malaria Venture (MMV), a non-profit initiative dedicated to the discovery, development and delivery of new medicines for the treatment of malaria.

The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of Pharmasset or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Tender Offer is:

BNY Mellon Shareowner Services

By Registered or Certified Mail:	By Overnight Courier:
BNY Mellon Shareowner Services Corporate Action Division P.O. Box 3301 South Hackensack, NJ 07606	BNY Mellon Shareowner Services Corporate Action Division 480 Washington Blvd., 27th Fl. Jersey City, NJ 07310

Any questions or requests for assistance may be directed to the Information Agent at its telephone number and location listed below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Tender Offer is:

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll free: (877) 750-9501

Banks and Brokers may call collect: (212) 750-5833